UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as
permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
The Corporate Executive Board Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

THE CORPORATE EXECUTIVE BOARD COMPANY
1919 North Lynn Street
Arlington, Virginia 22209
(571) 303-4080

Dear Stockholder:

On behalf of the Board of Directors and management, I invite you to attend the Annual Meeting of Stockholders of The Corporate Executive Board Company (the “Company”) to be held at our offices at 1919 North Lynn Street, Arlington, Virginia, 22209 on June 10, 2010, at 9:00 a.m. local time.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon at the meeting.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

Your vote is important. Whether or not you plan to attend this meeting in person, you are requested to complete, sign, date, and promptly return the enclosed proxy card in the envelope provided. Your proxy will be voted at the Annual Meeting in accordance with your instructions. If you do not specify a choice on one of the proposals described in this proxy statement, your proxy will be voted as recommended by the Board of Directors. If you hold your shares through an account with a brokerage firm or other nominee or fiduciary such as a bank, please follow the instructions you receive from such brokerage firm or other nominee or fiduciary to vote your shares.

If you plan to attend the meeting in person, please respond affirmatively to the request for that information by marking the box on the proxy card. You will be asked to present valid picture identification. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

Sincerely,

Thomas L. Monahan III
Chairman and Chief Executive Officer

THE CORPORATE EXECUTIVE BOARD COMPANY
1919 North Lynn Street
Arlington, Virginia 22209
(571) 303-4080

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

April 30, 2010

Dear Stockholder:

At the Annual Meeting, we will ask you to:

1.	Elect as directors the nominees named in the proxy statement.

2.	Ratify the retention of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2010; and

3.	Transact any other business that may properly come before the Meeting.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for director named in the proxy statement, and FOR the ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2010.

Stockholders of record at the close of business on April 16, 2010, will be entitled to notice of and to vote at the 2010 Annual Meeting and any adjournment or postponement of the Meeting.

By Order of the Board of Directors,

Sincerely,

Pamela J. Auerbach
Corporate Secretary

YOUR VOTE AT THE ANNUAL MEETING IS IMPORTANT

Please vote as promptly as possible even if you plan to attend the Meeting. For information on how to vote your shares, see the instruction form from your broker or other fiduciary, as applicable, and under “Information About the 2010 Meeting and Voting.” Alternatively, we encourage you to vote by completing, signing, and dating the proxy card, and returning it in the enclosed envelope. If you have questions about voting your shares, please contact our Corporate Secretary at The Corporate Executive Board Company, 1919 North Lynn Street, Arlington, Virginia 22209, telephone number (571) 303-6824. If you decide to change your vote, you may revoke your proxy in the manner described in the proxy statement, at any time before it is voted.

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT http://www.exbd.com/proxy

PROXY STATEMENT FOR ANNUAL MEETING

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 10, 2010:

THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT: http://www.exbd.com/proxy

This proxy statement provides information that you should read before you vote on the proposals that will be presented to you at the 2010 Annual Meeting of Stockholders of The Corporate Executive Board Company. The 2010 Annual Meeting will be held on June 10, 2010, at 9:00 a.m., local time, at the principal executive offices of The Corporate Executive Board Company, located at 1919 North Lynn Street, Arlington, Virginia 22209.

On or about April 30, 2010, we mailed this proxy statement and our 2009 Annual Report to Stockholders in paper copy. For information on how to vote your shares of our common stock, see the instructions included on the proxy card, or the instruction form you receive from your broker or other fiduciary, and the information under “Information About the 2010 Annual Meeting and Voting.” Stockholders who, according to our records, owned shares of the Company’s common stock at the close of business on April 16, 2010, will be entitled to vote at the 2010 Annual Meeting.

Information About the 2010 Annual Meeting and Voting

Why am I receiving these proxy materials?

The Board of Directors of The Corporate Executive Board Company (the “Company”) is asking for your proxy for use at the Annual Meeting of Stockholders (the “Meeting”) of the Company, to be held at our principal executive offices at 1919 North Lynn Street, Arlington, Virginia 22209 on June 10, 2010, at 9:00 a.m. local time, and at any adjournment or postponement of the Meeting. As a stockholder, you are invited to attend the Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote.

When were the enclosed solicitation materials first given to stockholders?

We initially mailed to stockholders of the Company this proxy statement, proxy card and Annual Report to Stockholders on or about April 30, 2010.

What is the purpose of the Meeting?

You will be voting on:

•	election of directors;

•	ratification of the retention of Ernst & Young LLP as our independent registered accounting firm for the year ended December 31, 2010; and

•	any other business that is properly presented at the Meeting.

What are the Board of Director’s recommendations?

The Board recommends a vote:

•	“FOR” the election of the director nominees named in this proxy statement;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for the year ended December 31, 2010; and

•	“FOR” or “AGAINST” other business that is properly presented at the Meeting, as the proxy holders deem advisable.

Who is entitled to vote at the Meeting, and how many votes do they have?

Only holders of record of our common stock at the close of business on April 16, 2010 (the “Record Date”) will be entitled to vote at the Meeting. Each share has one vote. There were 34,163,374 shares of common stock outstanding on the Record Date.

What is a quorum of stockholders?

If a majority of the shares outstanding and entitled to vote on the Record Date are present, either in person or by proxy, we will have a quorum at the Meeting. Any shares represented by proxies that are marked for, against, withhold, or abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee, or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, and if it has not received instructions from the beneficial owners of such shares as to how to vote on such matters, the shares held by that record holder will not be voted on such matter (referred to as “broker non-votes”) but will be counted as present for purposes of determining whether we have a quorum. Since there were 34,163,374 shares of common stock outstanding on April 16, 2010, the presence of holders of 17,081,688 shares is a quorum. We must have a quorum to conduct the Meeting.

How many votes does it take to pass each matter?

If a quorum is present at the Meeting, the approval of each proposal requires the number of votes described below:

•	The nominees for election as directors of the Company who receive the highest number of “FOR” votes cast at the Meeting (either in person or by proxy) will be elected as directors. This is referred to as “plurality” approval.

•	Ratification of the retention of Ernst & Young LLP as our independent registered accounting firm for the year ended December 31, 2010 requires that a majority of the votes cast at the Meeting (either in person or by proxy) be voted “FOR” this proposal.

Who can attend the Meeting?

All stockholders as of April 16, 2010, or their duly appointed proxies, may attend the Meeting.

What do I need to attend the Meeting?

In order to be admitted to the Meeting, a stockholder must present proof of ownership of Company stock on the Record Date. If your shares are held in the name of a broker, bank, custodian, nominee, or other record holder (“street name”), you must obtain a proxy, executed in your favor, from the holder of record (that is, your broker, bank, custodian, or nominee) to be able to vote at the Meeting. You will also be required to present a form of photo identification, such as a driver’s license.

What is a proxy?

A proxy is another person you authorize to vote on your behalf. We ask stockholders to instruct the proxy how to vote so that all common shares may be voted at the Meeting even if the holders do not attend the Meeting.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes count for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted as votes cast either for or against Proposal 1 (election of directors) or Proposal 2 (ratification of independent registered public accounting firm) and will have no impact on the result of the vote for these proposals.

How do I vote?

You must be present, or represented by proxy, at the Meeting in order to vote your shares. You can submit your proxy by completing, signing, and dating your proxy card and mailing it in the accompanying pre-addressed envelope. YOUR PROXY CARD WILL BE VALID ONLY IF YOU COMPLETE, SIGN, DATE, AND RETURN IT BEFORE THE MEETING DATE.

How will my proxy vote my shares?

If your proxy card is properly completed and received, and if it is not revoked, before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted “FOR” the election of each of the director nominees listed in Proposal 1 and “FOR” ratification of our independent registered public accounting firm in Proposal 2. To our knowledge, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

If your shares are held in a brokerage account, you will receive a full meeting package including a voting instructions form to vote your shares. Your brokerage firm may permit you to provide voting instructions by telephone or the Internet. Without your instructions, your broker or nominee is permitted to use its own discretion to vote your shares on certain routine matters, such as ratification of our independent registered public accounting firm (Proposal 2). Prior to 2010, the election of directors was considered a routine matter for which brokers could vote your shares in their discretion. Beginning with this year’s Meeting, brokers are not permitted to vote your shares in the election of directors (Proposal 1) unless you provide instructions to your broker on how to vote your shares. Therefore, if you do not provide voting instructions on Proposal 1, your shares will remain unvoted on that proposal. We urge you to provide voting instructions to your brokerage firm so that your vote will be cast in the election of directors.

What does it mean if I receive more than one proxy card or instruction form?

If you receive more than one proxy card or instruction form, it means that you have multiple accounts with our transfer agent and/or a broker or other nominee or fiduciary or you may hold your shares in different ways or in multiple names (e.g., joint tenancy, trusts, and custodial accounts). Please vote all of your shares.

How do I revoke my proxy and change my vote prior to the Meeting?

If you submit the enclosed proxy card, you may change your vote at any time before voting takes place at the Meeting. You may change your vote in one of four ways:

•	You may deliver to the Secretary of The Corporate Executive Board Company, Pamela J. Auerbach, 1919 North Lynn Street, Arlington, Virginia 22209, a written notice dated later than the proxy you want to revoke, stating that the proxy is revoked.

•	You may complete and send in another proxy card or voting instruction form with a later date.

•	You may attend the Meeting and vote in person.

•	For shares you hold beneficially or in “street name,” you may change your vote by submitting a later dated voting instruction form to your broker or other nominee or fiduciary, or if you obtained a legal proxy form giving you the right to vote your shares, by attending the Meeting and voting in person.

Who pays for the proxy solicitation and how will the Company solicit votes?

We will pay the costs of preparing, printing, and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card, and our 2009 Annual Report. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile, or oral communications by directors, officers, or regular employees of the Company acting without special compensation.

Proposals to be Presented at the Annual Meeting

We will present two proposals at the 2010 Annual Meeting of Stockholders. We have described in this proxy statement all the proposals that we expect will be made at the Annual Meeting. If we or a stockholder properly presents any other proposal at the Meeting, we will, to the extent permitted by applicable law, use your proxy to vote your shares of common stock on the proposal in our best judgment.

PROPOSAL NUMBER 1 — ELECT AS DIRECTORS THE NOMINEES NAMED
IN THE PROXY STATEMENT

Our Board currently consists of seven members. The Nominating and Corporate Governance Committee has recommended for election to the Board each of the seven current directors. The Board has unanimously approved this recommended slate.

The following table shows the Company’s nominees for election to the Board. Each nominee, if elected, will serve until the next Annual Meeting of Stockholders or until a successor is named and qualified. We have no reason to believe that any of the nominees is unable or will decline to serve as a director if elected.

			Director
Name of Director/Nominee	Age	Principal Occupation	Since

Thomas L. Monahan III	43	Chairman and Chief Executive Officer of the Company	2001
Gregor S. Bailar	46	Former Chief Information Officer of Capital One Financial Corporation	2007
Stephen M. Carter	56	Chief Executive Officer and President of Superior Essex, Inc.	2007
Gordon J. Coburn	46	Chief Financial and Operating Officer of Cognizant Technology Solutions Corporation	2007
Nancy J. Karch	62	Director Emeritus, McKinsey & Company	2001
David W. Kenny	48	Managing Partner of VivaKi	1999
Daniel O. Leemon	56	Retired Executive Vice President and Chief Strategy Officer of Charles Schwab Corporation	2003

The Nominating and Corporate Governance Committee and the Board seek, and the Board is comprised of, individuals whose characteristics, skills, expertise, and experience complement those of other Board members. We have set out below biographical and professional information about each of the nominees, along with a brief discussion of the experience, qualifications, and skills that the Board considered important in concluding that the individual should serve as a current director and as a nominee for re-election as a member of our Board.

Thomas L. Monahan III has been Chairman of the Board since 2008, Chief Executive Officer since 2005, a director since 2001, and a member of the Company’s leadership team since 1999. From 2001 until 2005, Mr. Monahan served as the Company’s General Manager, Corporate Practice; from 1998 until 2001, Mr. Monahan served as Executive Director, Research; and from 1996 until 1997, Mr. Monahan served in similar capacities with The Advisory Board Company, from which the Company spun-off in 1998. Prior to 1996, Mr. Monahan served as a senior consultant for the Deloitte & Touche Consulting Group, a director at the Committee for Economic Development, and a staff consultant at Andersen Consulting. Mr. Monahan also serves as a director of Convergys Corporation, a global relationship management company. Mr. Monahan received a B.A. from Harvard University and an M.B.A. from New York University. The Board selected Mr. Monahan because of the breadth of his knowledge and experience in all aspects of the Company’s activities, including its products and services, customers, operations, and strategic interests; his role currently as the Company’s CEO and formerly in key management positions at the Company; and his nearly ten years of experience in the consulting and information services fields prior to joining the Company.

Gregor S. Bailar has been a director since 2007. Since 2007, Mr. Bailar has been an independent investor, advisor, and philanthropist. From 2001 until 2007, Mr. Bailar was the Chief Information Officer of Capital One Financial Corporation (“Capital One”), a global financial services company, where he was responsible for the company’s technology activities. Prior to joining Capital One, Mr. Bailar served as Chief Information Officer and Executive Vice President for Operations and Technology for the National Association of Securities Dealers/The NASDAQ Stock Market, from 1998 until 2001. Mr. Bailar has served as a director for Endurance Specialty Holdings, Inc. and as a director and member of the audit committee of Digitas, Inc. (until its acquisition by Publicis Groupe in 2007). Mr. Bailar received a degree in electrical engineering and computer science from Dartmouth College. The Board selected Mr. Bailar because of his robust knowledge and experience in information technology innovation over nearly 20 years as an operating executive, as well as his experience in enterprise risk management and audit committee matters.

Stephen M. Carter has been a director since 2007. Mr. Carter has been the Chief Executive Officer of Superior Essex Inc., a wire and cable manufacturer, since 2003, and President since 2004. Mr. Carter was a consultant from 2002 until 2003. From 2000 until 2002, Mr. Carter was President and Chief Executive Officer of Cingular Wireless,

a provider of network wireless services. Mr. Carter served in various positions with SBC Communications (now AT&T Inc.) and its predecessor company, Southwestern Bell, including President and Chief Executive Officer of SBC Wireless, President of SBC Strategic and Special Markets, and President and Chief Executive Officer of Southwestern Bell Telecom. Mr. Carter, who received a Masters degree from the City University, London, is qualified as a Fellow of the Chartered Institute of Management Accountants. The Board selected Mr. Carter because of his broad knowledge and experience as a CEO in business-to-business operating companies, including in his current role as CEO of a global business, as well as his experience in key human capital issues such as succession planning and executive compensation.

Gordon J. Coburn has been a director since 2007. Mr. Coburn is the Chief Financial and Operating Officer and Treasurer of Cognizant Technology Solutions Corporation (“Cognizant”), a global provider of information technology and business process outsourcing services. Mr. Coburn has been Chief Operating Officer of Cognizant since 2007, and Chief Financial Officer and Treasurer since 1998. From 1990 to 1996, Mr. Coburn held key financial positions with The Dun & Bradstreet Corporation. Mr. Coburn, who serves on the board and audit committee of ICT Group, Inc., received a B.A. from Wesleyan University and an M.B.A degree from the Amos Tuck School at Dartmouth College. Mr. Coburn is qualified as a financial expert. The Board selected Mr. Coburn because of his extensive knowledge and experience in accounting, finance, and audit issues over more than a decade as a public company CFO, as well as his global management experience in the business-to-business services segment as a COO.

Nancy J. Karch has been a director since 2001. Ms. Karch was elected lead director of the Board in 2010, has served as a member of each of the standing committees of the Board, and currently serves as chair of the nominating and corporate governance committee. Ms. Karch is Director Emeritus of McKinsey & Company (“McKinsey”), where she served as a senior partner from 1988 until her retirement in 2000, and in various executive capacities since 1974. Ms. Karch serves as a director and audit committee chair of Liz Claiborne, Inc., apparel marketers; director and compensation committee member of Genworth Financial, Inc. a provider of insurance and investment services; and director and member of the audit committee and the nominating and corporate governance committee of MasterCard Incorporated, a global payment-solutions company. Previously and until 2005, Ms. Karch also served as a director of Toy “R” Us, Inc. and Gillette Co. Ms. Karch received a B.A. from Cornell University, an M.S. from Northeastern University, and an M.B.A. from Harvard Business School. The Board selected Ms. Karch because of her extensive knowledge and experience over more than 25 years as a strategic and marketing consultant, often addressing issues similar to those addressed by the Company in providing best practice research and information, as well as her decade of experience in the full range of board and corporate governance functions as a member of various public company boards.

David W. Kenny has been a director since 1999. Mr. Kenny is Managing Partner of VivaKi, the digital and media assets entity of Publicis Groupe, a global communication services company, where he also serves as a member of the Management Board (the Directoire) and the Executive Committee. Prior to his current role, Mr. Kenny was the Chairman and Chief Executive Officer of Digitas, Inc. from 1997 to 2007, when it was acquired by Publicis Groupe. From 1988 to 1997, Mr. Kenny held a number of executive positions with Bain & Company, an independent consulting firm. Mr. Kenny, who also serves as a director of Akamai Technologies, Inc., received a B.S. from the General Motors Institute and an M.B.A. from Harvard Business School. The Board selected Mr. Kenny because of his robust knowledge and experience in marketing issues and in the innovative use of digital assets over more than 15 years, as well as his global, operational, and leadership experience as a corporate CEO and Chairman for a decade, including in talent management issues.

Daniel O. Leemon has been a director since 2003. From 1995 until his retirement in 2004, Mr. Leemon was Executive Vice President and Chief Strategy Officer of the Charles Schwab Corporation (“Schwab”), a financial services provider, as well as a member of that company’s Executive Committee. Prior to Schwab, Mr. Leemon held numerous executive positions with The Boston Consulting Group, an independent consulting firm; and senior management positions with several consumer goods and retail companies. Mr. Leemon received a B.S. from the Massachusetts Institute of Technology and an M.B.A. from Stanford University. The Board selected Mr. Leemon because of his experience as a member of the Company’s programs, his expertise in business strategy and internal communications, and his particular knowledge and experience in evaluating new opportunities and growth initiatives.

The Board of Directors Unanimously Recommends That You Vote FOR the Election of All of the Nominees For Director.

PROPOSAL NUMBER 2 — RATIFY THE RETENTION OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDED DECEMBER 31, 2010

The Audit Committee has retained Ernst & Young LLP as the Company’s independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements and the audit of the Company’s internal control over financial reporting for the year ended December 31, 2010. Ernst & Young has served as the Company’s independent registered public accounting firm since 2002. Ernst & Young has confirmed to the Audit Committee and us that it complies with all rules, standards, and policies of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchanges Commission (“SEC”) rules governing auditor independence.

Representatives of Ernst & Young LLP will be present at the Meeting and will have the opportunity to make a statement at the Meeting if they wish to do so and to respond to appropriate questions asked by stockholders. See “Independent Registered Public Accounting Firm’s Fees and Services” for a description of the fees paid to Ernst & Young for the years ended December 31, 2009 and 2008, and other matters relating to the procurement of services.

We are seeking stockholder ratification of the retention of Ernst & Young. Although stockholder ratification of the retention of our independent registered public accounting firm is not required, we are submitting the selection of Ernst & Young for ratification as a matter of good corporate governance. Even if the selection is ratified, the Audit Committee in its discretion may appoint an alternative independent registered public accounting firm if it deems such action appropriate. If the Audit Committee’s selection is not ratified, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its selection of an independent registered public accounting firm.

The Board of Directors Unanimously Recommends a Vote FOR Ratification of the Retention of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Year Ended December 31, 2010

Information About the Board of Directors and Committees

Independence of Directors

Our Board is comprised of seven members, six of whom are independent directors. Mr. Monahan is not considered an independent director in light of his employment as Chief Executive Officer of the Company.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, unanimously determined that each of the Company’s six non-employee directors is an “independent director” as such term is defined in the Listing Rules of the Nasdaq Stock Market. The Board also affirmatively determined that Mr. Robert Hall, who retired from the Board in 2009, was an “independent director” pursuant to these standards.

The definition of “independent director” included in the Nasdaq Stock Market Listing Rules includes a series of objective tests, such as that the director is not an employee of the Company, has not engaged in various types of specified business dealings with the Company, and does not have an affiliation with an organization that has had specified business dealings with the Company. Consistent with the Company’s Corporate Governance Principles, the Board’s determination of independence is made in accordance with the Nasdaq Stock Market Listing Rules, as the Board has not adopted any supplemental independence standards. As required by the Listing Rules, the Board also has made a subjective determination with respect to each director that such director has no relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment by that director in carrying out the responsibilities of a director, even if the director otherwise satisfies the objective independence tests included in the definition of an “independent director” included in the Listing Rules.

In determining that each individual who served as a member of the Board in 2009 (other than Mr. Monahan) is or was independent, the Board considered that, in the ordinary course of business, transactions may occur between the Company and entities with which some of our directors are affiliated. The Board unanimously determined that the relationships discussed below did not impair any non-employee director’s ability to exercise independent judgment.

As part of its review, the Board considered that Messrs. Carter, Coburn, and Kenny are executive officers of organizations that have memberships with the Company, but each of those organizations paid significantly less than the greater of $200,000 or 5% of the Company’s consolidated gross revenues to the Company during any of the past three years. The Board also determined that those organizations’ membership relationships with the Company would not interfere with the exercise of independent judgment by the involved directors in carrying out their respective responsibilities as directors. Specifically, the Board considered that Mr. Carter is an executive officer of Superior Essex, which is one of the Company’s members. In 2007, 2008, and 2009, sales to Superior Essex amounted to significantly less than the greater of $200,000 or 5% of the Company’s consolidated gross revenues. The Board also considered that Mr. Coburn is an executive officer of Cognizant Technology, which is one of the Company’s members. In 2007, 2008, and 2009, sales to Cognizant Technology amounted to significantly less than the greater of $200,000 or 5% of the Company’s consolidated gross revenues. In the case of Mr. Kenny, the Board considered that Mr. Kenny is Managing Partner of VivaKi, a director of Publicis Groupe, a former director of Digitas (which was acquired by Publicis Groupe in 2007), and a director of Akamai Technology, each of which is or was a member of the Company. In 2007, 2008, and 2009, sales to each of these companies amounted to significantly less than the greater of $200,000 or 5% of the Company’s consolidated gross revenues.

The Committee also determined that the relationships between organizations for which Mr. Bailar and Ms. Karch serve as directors, and the Company, were not prohibited by any of the objective independence standards included in the Nasdaq Stock Market Marketplace Rules and do not constitute relationships with the Company that would interfere with the exercise of independent judgment by the involved directors in carrying out their respective responsibilities as directors. The fees received from each of these companies represented significantly less than the greater of $200,000 or 5% of the Company’s revenues for the year ended December 31, 2009. Mr. Bailar formerly served as a director of Endurance Specialty Holdings and as a director of Digitas (which was acquired by Publicis Groupe in 2007), both of which are or were members of the Company. In 2007, 2008, and 2009, sales to Endurance Specialty Holdings, and in 2007 sales to Digitas, amounted to significantly less than the greater of $200,000 or 5% of the Company’s consolidated gross revenues. Ms. Karch serves as a director of Liz Claiborne, Genworth Financial, and MasterCard, each of which is a member of the Company. In 2007, 2008, and 2009, sales to each of those companies amounted to significantly less than the greater of $200,000 or 5% of the Company’s consolidated gross revenues. Mr. Leemon does not serve as director of a company that is a member of the Company; and Mr. Hall, who retired from the Board in 2009, did not serve as director of a company that was a member of the Company during the period of 2009 that he served on the Board.

Leadership Structure

The Board believes that the Company’s stockholders are best served if the Board retains the flexibility to adapt its leadership structure to applicable facts and circumstances, which necessarily change over time. Accordingly, the Company’s Corporate Governance Principles provide that the Board may combine or separate the roles of the CEO and Chairman, as it deems advisable and in the best interests of the Company and its stockholders.

The independent directors have concluded that the most effective leadership structure for the Company at the present time is for Mr. Monahan to serve as both our Chief Executive Officer and as Chairman of the Board. The Board made this determination in light of Mr. Monahan’s long service to, and varied experiences within, the Company, which allow him to bring to the Board a broad and uniquely well-informed perspective on the Company’s business, as well as substantial insight into the trends and opportunities that can affect the Company’s future. In adopting the structure, the Board also concluded that the strong independent membership of the Board and its standing committees ensures robust and effective communication between the directors and members of management, and that the overall leadership structure is effective in providing the Board with a well-informed and current view of the Company’s business that enhances its ability to address strategic considerations, as well as focus on the opportunities and risks that are of greatest importance to the Company and its stockholders. The Board believes this structure has served the Company well for the past two years.

Under our Corporate Governance Principles, our Board has the flexibility to modify or continue the leadership structure, as it deems appropriate. Until 2010, the Board operated with a “presiding director” who, among other responsibilities, chaired the executive sessions of the Board. As part of its ongoing evaluation of the most effective leadership structure for the Company, in 2010 the independent directors decided to replace the presiding director position with the position of “lead director.” The independent directors believe that having a lead director will enhance the Board’s independent oversight of management, by further providing for strong independent leadership; independent discussion among directors; and independent evaluation of, and communication with, senior management of the Company. The independent directors unanimously elected Ms. Karch to fill the position of lead director based on her long-standing service on various public company boards, including her tenure on the Company’s Board and committees, which provides her with a robust knowledge of best governance practices.

Specific duties of the lead director include:

•	presiding at meetings of the independent directors;

•	serving as a liaison between the Chairman and the independent directors;

•	consulting on meeting agendas;

•	working with management to assure that meeting materials are fulfilling the needs of directors;

•	consulting on the meeting calendar and schedules to assure there is sufficient time to discuss all agenda items;

•	calling meetings of the independent directors, including at the request of such directors;

•	presiding at Board meetings when the Chairman is not present;

•	working with the independent directors to respond to stockholders inquiries involving the Board; and

•	performing such other duties as the Board may from time to time delegate.

Director Attendance at Board, Committee, and Other Meetings

Directors are expected to attend Board meetings and meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. The Board does not have a policy on director attendance at the Company’s Annual Meeting of Stockholders.

The independent directors of the Board meet in regularly scheduled executive sessions in connection with each regularly scheduled Board meeting and at such other times as the independent directors deem appropriate. In 2009, these sessions were led by the “presiding director” who is chair of the Nominating and Corporate Governance Committee and is now the lead director. The lead director is now responsible for chairing these sessions.

During 2009, the Board held ten regular and special meetings, the independent directors held seven regular and special executive sessions, the Audit Committee held nine regular and special meetings, the Compensation Committee held seven regular and special meetings, and the Nominating and Corporate Governance Committee held six regular and special meetings. Each director attended 75% or more of the regular and special meetings of the Board and of the committees on which he or she served that were held during his or her term of office. Each of the independent directors attended 75% or more of the regular and special executive sessions that were held during his or her term of office.

Committees of the Board

Our Board has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each of the committees is solely comprised of and chaired by independent directors, each of whom the Board has affirmatively determined is independent pursuant to the Nasdaq Stock Market Listing Rules. Each of the Committees operates pursuant to its Charter. The Committee Charters are reviewed annually by the Nominating and Corporate Governance Committee. If appropriate, and in consultation with the Chairs of the other committees, the Nominating and Corporate Governance Committee proposes revisions to the Charters. In 2010, the Board unanimously adopted, upon the recommendation of the Nominating and Corporate Governance Committee, revised Committee Charters. The revised Charters take account of recent developments in corporate governance and current best practices, including in the areas of board leadership and risk management. The responsibilities of each Committee are described in more detail below. The Charters for the three committees are available on the Company’s website at http//www.executiveboard.com/ by following the link to “Investors” and then to “Corporate Governance.”

Audit Committee

The Audit Committee, among other things, is responsible for:

•	appointing, approving the compensation of, overseeing the work of, and assessing the independence, qualifications, and performance of the independent auditor;

•	reviewing the internal audit function, including its independence, plans, and budget;

•	approving, in advance, audit and any permissible non-audit services performed by our independent auditor;

•	reviewing our internal controls with the independent auditor, the internal auditor, and management;

•	reviewing the adequacy of our accounting and financial controls as reported by the independent auditor, the internal auditor, and management;

•	overseeing our financial compliance system; and

•	overseeing our major risk exposures regarding the Company’s accounting and financial reporting policies, and related to the activities of our Internal Audit function.

The Board has affirmatively determined that each member of the Audit Committee meets the additional independence criteria applicable to audit committee members under SEC rules and the Listing Rules of the Nasdaq Stock Market. The Board has affirmatively determined that each member of the Audit Committee is financially literate, and that Mr. Coburn meets the qualifications of an Audit Committee Financial Expert under the SEC rules. (See “Directors/Nominees” for a description of Mr. Coburn’s qualifications as an Audit Committee Financial Expert.) In 2009, members of the Audit Committee consisted of Mr. Bailar, Mr. Coburn, Ms. Karch, and Robert Hall (who retired from the Board in June 2009 at the conclusion of his term). Mr. Hall served as chair of the Audit Committee through February 2009, at which time the Board unanimously elected Mr. Bailar to serve as Audit Committee chair.

Compensation Committee

The Compensation Committee, among other things, is responsible for:

•	reviewing and making recommendations to the Board with respect to the compensation of our officers and directors, including the Chief Executive Officer;

•	overseeing and administering the Company’s executive compensation plans, including equity-based awards;

•	negotiating and overseeing employment agreements with officers and directors; and

•	overseeing how the Company’s compensation policies and practices may affect the Company’s risk management practices and/or risk-taking incentives.

For additional information regarding the Compensation Committee’s procedures for setting compensation of our executive officers see “Compensation Discussion and Analysis.” In 2009, members consisted of Mr. Carter, Mr. Kenny, and Mr. Leemon. Mr. Leemon served as chair of the Committee in 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, is responsible for:

•	reviewing and assessing the development of the executive officers, and considering and making recommendations to the Board regarding promotion and succession issues;

•	evaluating and reporting to the Board on the performance and effectiveness of the directors, committees, and the Board as a whole;

•	working with the Board to determine the appropriate and desirable mix of characteristics, skills, expertise, and experience, including diversity considerations, for the full Board and each committee;

•	annually presenting to the Board a list of individuals recommended to be nominated for election to the Board;

•	reviewing, evaluating, and recommending changes to the Company’s Corporate Governance Principles and Committee Charters;

•	recommending to the Board individuals to be elected to fill vacancies and newly created directorships;

•	overseeing the Company’s compliance program, including the Code of Conduct; and

•	overseeing and evaluating how the Company’s corporate governance and legal and regulatory compliance policies and practices, including leadership, structure, and succession planning, may affect the Company’s major risk exposures.

In 2009, membership of the Nominating and Corporate Governance Committee consisted of Mr. Coburn, Ms. Karch, Mr. Leemon, and Mr. Hall (who retired from the Board in June 2009 at the conclusion of his term). Ms. Karch served as chair of the committee in 2009.

Consideration of Director Nominees

As specified in our Corporate Governance Principles, we seek directors with the highest standards of ethics and integrity, sound business judgment, and the willingness to make a strong commitment to the Company and its success. The Nominating and Corporate Governance Committee works with the Board on an annual basis to determine the appropriate and desirable mix of characteristics, skills, expertise, and experience for the full Board and each committee, taking into account both existing directors and all nominees for election as directors, as well as any diversity considerations and the membership criteria reflected in the Corporate Governance Principles. The Nominating and Corporate Governance Committee and the Board, which do not have a formal diversity policy, consider diversity in a broad sense when evaluating board composition and nominations; and they seek to include directors with a diversity of experience, professions, viewpoints, skills, and backgrounds that will enable them to make significant contributions to the Board and the Company, both as individuals and as part of a group of directors. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and its Committees.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, and its process for considering such recommendations is no different than its process for screening and evaluating candidates suggested by directors, management of the Company, or third parties. The Company’s bylaws require that any such recommendation should be submitted in writing to the Secretary of the Company not less than 45 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders, except that if the date of the Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the previous year’s Annual Meeting of Stockholders, then to be timely, a stockholder’s recommendation must be delivered to the Secretary not later than the close of business on the tenth day following the day on which a public announcement with respect to the date of such meeting is first made by the Company. If mailed, such notice shall be deemed to have been given when received by the Secretary. A stockholder’s recommendation of a nominee for election as a director also must include the information specified in our bylaws.

Compensation of Non-Employee Directors and Stock Ownership Guidelines

Non-employee directors receive compensation for their service in our Board, which compensates them for their Board responsibilities while aligning their interests with the long-term interests of our stockholders. The Compensation Committee makes recommendations to the Board concerning director compensation under the Company’s equity compensation plans and determines other director compensation arrangements, as appropriate. Under our Corporate Governance Principles, each member of our Board is required to beneficially own at least 1,000 shares of our common stock. New directors have two years from the date they are first elected to the Board to be in compliance with this stock ownership requirement. Each member of our Board is currently in compliance with this requirement.

Directors who are employees of the Company do not receive additional compensation for Board service. Compensation paid to Mr. Monahan in his capacity as Chief Executive Officer in 2009 is described in the “Summary Compensation Table.” The following table sets forth information regarding 2009 compensation for each of our non-employee directors.

	Fees Earned
	or Paid
	in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)	($)(2)	($)

Gregor S. Bailar	25,000	100,000	—	125,000
Stephen M. Carter	25,000	100,000	—	125,000
Gordon J. Coburn	25,000	100,000	—	125,000
Robert C. Hall(3)	12,500	100,000	—	112,500
Nancy J. Karch	25,000	100,000	—	125,000
David W. Kenny	25,000	100,000	—	125,000
Daniel O. Leemon	25,000	100,000	—	125,000

(1)	Each non-employee director received a grant of 9,569 restricted stock units (“RSUs”) on March 25, 2009 with a grant date fair value of $10.45 per share. The aggregate number of nonvested RSUs at December 31, 2009 was as follows: Mr. Bailar (10,645), Mr. Carter (10,645), Mr. Coburn (10,645), Ms. Karch (11,141), Mr. Kenny (11,141), and Mr. Leemon (11,141).

(2)	The aggregate number of stock appreciation rights (“SARs”) and common stock options outstanding at December 31, 2009 was as follows: Mr. Bailar (37,251), Mr. Carter (37,251), Mr. Coburn (37,251), Ms. Karch (53,065), Mr. Kenny (68,065), and Mr. Leemon (96,305).

(3)	Mr. Hall did not stand for reelection at the June 2009 Annual Meeting of Stockholders and retired from the Board.

Corporate Governance Matters

We are committed to maintaining strong corporate governance practices that benefit the long-term interests of the Company’s stockholders by providing for effective oversight and management of the Company. Our governance policies, including our Corporate Governance Principles; Code of Conduct for Directors, Officers, and Employees; and Committee Charters can be found on our website at http//www.executiveboard.com/ by following the link to “Investors” and then to “Corporate Governance.”

The Nominating and Corporate Governance Committee regularly reviews our Corporate Governance Principles and Charters to ensure that they take into account developments at the Company, changes in regulations and listing requirements, and the continuing evolution of best practices in the area of corporate governance. In 2010, the Board unanimously adopted, upon the recommendation of the Nominating and Corporate Governance Committee, revised Corporate Governance Principles and amended Charters for each of its three standing committees. These governance materials establish the central role that the Board and its committees play in the Company’s corporate governance and business strategy efforts, including in the areas of board leadership and risk oversight.

The Board conducts an annual self-evaluation in order to determine whether the directors, the committees, and the Board are functioning effectively.

Code of Conduct

Our Code of Conduct, which was restated as of May 1, 2008, applies to all officers, directors, and employees of the Company, including financial professionals, including our Chief Financial Officer, and Controller and Treasurer, as well as our Chairman and CEO. We require that they avoid conflicts of interest, comply with applicable laws, protect Company assets, and conduct business in an ethical and responsible manner, and in accordance with the Code of Conduct. The Code prohibits insiders from taking unfair advantage of our business associates, competitors, and employees through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other practice of unfair dealing. Our Code is publicly available and can be found on our website at http//www.executiveboard.com/ by following the link to “Investors” and then to “Corporate Governance.”

If we make substantive amendments to the Code, or grant any waiver, including any implicit waiver, from a provision of the Code to our Chairman and CEO, CFO, Controller and Treasurer and any of our other officers, financial professionals, and persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report filed with the Securities and Exchange Commission on Form 8-K.

Communications with the Non-Employee Directors

The Board recognizes the importance of providing stockholders with a means to communicate with both individual directors and with the Board generally. Stockholders may communicate with the members of the Board individually, with the lead director or all independent directors, or with the Board as a group by writing to The Corporate Executive Board Company, Attn: Corporate Secretary, 1919 North Lynn Street, Arlington, Virginia 22209. Stockholders are requested to mark the envelope “BOARD COMMUNICATION” and indicate the director(s) or group of directors for which the communication is intended. The Secretary promptly forwards shareholder communications that she determines to be significant to the directors, and keeps a record of all shareholder communications that she deems not to be significant and reports such communications to the Board on a periodic basis, but not less frequently than quarterly. Any communication specifically directed to the lead director shall be promptly forwarded by the Secretary to the lead director.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention, and treatment of communications regarding accounting, internal accounting controls, or auditing matters. A communication to the Audit Committee regarding such matters may be submitted by writing to The Corporate Executive Board Company, Attn: Corporate Secretary, 1919 North Lynn Street, Arlington, Virginia 22209. Please mark the outside of the envelope “AUDIT COMMITTEE COMMUNICATION.”

In addition, interested persons can alert the Audit Committee to conduct that raises concerns about financial or audit matters by leaving a voicemail on the Company’s Global Ethics Hotline at 1-800-863-2614.

Risk Oversight

Company management is responsible for the day-to-day management of risk to the Company and its business. As the focal point for these efforts, management has formed a Risk Committee, which includes those members of the Company’s senior management, including the Company’s Internal Auditor, who supervise day-to-day risk management efforts at the Company. The Risk Committee has responsibility for the identification of all potential material risks, as well as the implementation of appropriate and reasonable risk mitigation efforts. This includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance levels. The Risk Committee reports periodically (and not less than quarterly) to the Board or to committees of the Board, and members of the Risk Committee also meet with Board committees when requested.

Our Board oversees the Company’s overall risk management process. The Board and its committees receive input and periodic reports from the Risk Committee and from other members of management, as well as from outside advisors to the Company and to the committees, as appropriate, all as part of the risk oversight process. The Board considers risks broadly, including those related to the Company’s operations, strategy and mergers and acquisitions, finance, human resources activities, legal and compliance, and information technology activities, and any other activities that in the judgment of the Board or its committees may create a material risk to the Company.

The Board considers the adequacy and effectiveness of the Company’s general risk management strategy, the most significant risks facing the Company, and whether the Company is implementing appropriate risk mitigation strategies. The Board also considers risk concerns in connection with its oversight and approval of matters that regularly come before the Board, such as acquisitions.

The Board has delegated to each of its standing committees the responsibility for overseeing specific areas of potential risk, as described below and set forth in the Corporate Governance Principles and the Committee Charters. Each committee is responsible for reporting promptly to the Board any risk that it concludes is reasonably likely to be material to the Company:

•	The Audit Committee is responsible for overseeing risk management related to the Company’s accounting and financial reporting policies and procedures, the Internal Audit function, and information technology.

•	The Nominating and Corporate Governance Committee is responsible for overseeing risk management related to the Company’s corporate governance and legal and regulatory compliance policies and procedures, including leadership, structure, and succession planning.

•	The Compensation Committee is responsible for overseeing risk management related to the Company’s compensation policies and practices.

We believe that this division of risk oversight between the Board and the Committees, with Company management having primary and day-to-day responsibility for risk management, is an effective approach for overseeing, managing, and addressing the risks that the Company faces.

Report of the Audit Committee of the Board of Directors

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the Company, the qualifications and independence of the registered public accounting firm engaged to prepare or issue an audit report on the consolidated financial statements of the Company and an audit report on the Company’s internal control over financial reporting, and such other duties as directed by the Board. The Audit Committee also meets periodically with the Company’s independent registered public accounting firm, separately, without members of management present. Management has the primary responsibility for preparing the consolidated financial statements and implementing the Company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm or to verify the independence of the independent registered public accounting firm under applicable rules.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for the year ended December 31, 2009 and management’s maintenance of, and its assessment of the effectiveness of, internal control over financial reporting as of December 31, 2009. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or superseded (Communication with Audit Committees). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm’s communications with the Audit Committee concerning independence and has discussed with the Independent Registered Public Accounting Firm its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE MEMBERS

Gregor S. Bailar, Chair
Gordon J. Coburn
Nancy J. Karch

Independent Registered Public Accounting Firm Fees and Services

Fees paid to our independent registered public accounting firm for each of the past two years are set forth below:

	Year Ended December 31,
	2009	2008

Audit fees	$535,000	$467,000
Audit-related fees	26,000	23,000
Tax fees	384,000	114,000
All other fees	—	—

Total	$945,000	$604,000

Audit Fees:  Audit fees were for professional services associated with the annual audit, including the audit of internal control over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required internationally, consultations concerning financial accounting and reporting standards, and regulatory filings.

Audit-Related Fees:  Audit-related fees principally include audits for a benefit plan.

Tax Fees:  Tax fees include tax compliance, including amended tax returns filed in 2009; tax advice; and tax planning services.

All Other Fees:  We did not incur fees for any services other than those in the above three categories.

Under the Audit and Non-Audit Service Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent registered public accounting firm for the Company require pre-approval by the Audit Committee. In some cases, pre-approval relates to audit or non-audit services that fall within certain established categories and budgets, and in other cases a particular defined task or scope of work may be pre-approved subject to a specific budget. Pre-approvals may be granted by either the full Audit Committee or, subject to a $50,000 limitation per engagement, by any member of the Audit Committee pursuant to delegated authority. Any pre-approvals by an Audit Committee member pursuant to this delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre-approval authority to management.

Related Party Transactions

The Audit Committee has responsibility for reviewing and, if appropriate, for approving any “related party transactions,” as that term is defined in the SEC’s rules. This includes current or proposed transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any of the Company’s executive officers, directors, or greater than five percent stockholders, or any members of their immediate families, has a direct or indirect material interest. As of the date of this Proxy Statement, there was one related party transaction since January 1, 2009, and the Audit Committee reviewed and approved that transaction. The transaction was the purchase of memberships in certain programs of the Company by Cognizant, a company where Mr. Coburn serves as an executive officer. The purchased memberships had a total value of $227,904. No unusual discounts or other terms were extended to Cognizant as a part of these transactions.

Security Ownership of Certain Beneficial Owners and Management

	Amount and Nature of
	Beneficial Ownership(1)(2)(3)		Total Equity Stake(4)
Name of Beneficial Owner	Number	Percent	Number	Percent

Thomas L. Monahan III	339,533	1.0%	402,201	1.2%
Gregor S. Bailar	3,752	*	15,563	*
Stephen M. Carter	4,111	*	15,922	*
Gordon J. Coburn	3,811	*	15,622	*
Nancy J. Karch	46,194	*	58,186	*
David W. Kenny	60,658	*	72,650	*
Daniel O. Leemon	89,434	*	101,426	*
Richard S. Lindahl	—	—	22,547	*
Melody L. Jones	48,036	*	85,072	*
Joyce Liu(5)	2,903	*	15,267	*
All current directors and executive officers as a group (10 people)	598,432	1.7%	804,456	2.3%

*	Indicates ownership of less than 1%.

(1)	Unless indicated, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power.

(2)	Beneficial ownership includes all stock options, SARs and RSUs held by a stockholder that are currently exercisable or exercisable within 60 days of April 16, 2010 (which would be June 15, 2010) as follows: Mr. Monahan, 275,766 shares; Mr. Bailar, 2,393 shares; Mr. Carter, 2,393 shares; Mr. Coburn, 2,393 shares; Ms. Karch, 43,393 shares; Mr. Kenny, 48,393 shares; Mr. Leemon, 86,633 shares; Mr. Lindahl, 0 shares; Ms. Liu, 2,393 shares; Ms. Jones, 42,177 shares; and all current directors and executive officers as a group, 505,934 shares.

(3)	Beneficial ownership for SARs is calculated as the number of shares for which the SAR could be settled based on the common stock price on April 16, 2010.

(4)	The Total Equity Stake column indicates the number of shares owned assuming the exercise of all stock options, SARs and RSUs, whether vested or unvested, without regard to whether or not the stock options, SARs and RSUs are exercisable within 60 days. Percentages in the percent column are calculated on a diluted basis, assuming that all shares subject to stock options, SARs and RSUs are deemed to be outstanding, whether vested or unvested and without regard to whether or not the stock options, SARs and RSUs are exercisable within 60 days. Total Equity Stake for SARs is calculated as the number of shares for which the SAR would be settled if fully exercisable based on the common stock’s price on April 16, 2010.

(5)	Ms. Liu was the Company’s Interim Chief Financial Officer until May 2009.

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock at December 31, 2009 by each person known to the Company to own more than 5% of the Company’s common stock.

Beneficial Owners

	Amount and Nature of
	Beneficial Ownership
Name of Beneficial Owner	Number	Percent

Morgan Stanley(1)	4,864,081	14.2%
Kornitzer Capital Management, Inc.(2)	2,847,917	8.3%
Capital World Investors(3)	2,802,232	8.2%
BlackRock Inc.(4)	2,531,832	7.4%

(1)	Based solely upon Amendment No. 6 to Schedule 13G filed on January 11, 2010. This holder has sole voting power and sole dispositive power over 4,739,340 and 4,864,081 of these shares, respectively; and shared voting power and shared dispositive power over 0 shares. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(2)	Based solely upon Schedule 13G filed on January 22, 2010. This holder has sole voting power and sole dispositive power over 2,847,917 and 2,719,967 of these shares, respectively; and shared voting power and shared dispositive power over 0 and 127,950 of these shares, respectively. The address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, KS, 66205.

(3)	Based solely upon Amendment No. 3 to Schedule 13G filed on February 11, 2010. This holder has sole voting power and sole dispositive power over 498,032 and 2,802,232 of these shares, respectively; and shared voting power and shared dispositive power over 0 shares. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(4)	Based solely upon Schedule 13G filed on January 29, 2010. This holder has sole voting power and sole dispositive power over 2,531,832 shares; and shared voting power and shared dispositive power over 0 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

Information About Executive Officers and Compensation

Executive Officers

The following table shows the Company’s named executive officers at April 30, 2010:

			Officer
Name of Officer	Age	Position	Since

Thomas L. Monahan III	43	Chief Executive Officer	2001
Richard S. Lindahl	46	Chief Financial Officer	2009
Melody L. Jones	50	Chief Human Resources Officer	2005

Thomas L. Monahan III’s business experience, including his term in office, is listed in the section titled “Proposal Number 1 — Elect As Directors the Nominees Named in the Proxy Statement.”

Richard S. Lindahl has served as our Chief Financial Officer since May 2009. From 2006 until 2008, Mr. Lindahl served as Senior Vice President and Treasurer, and from 2005 to 2006, he served as Vice President and Treasurer, of Sprint Nextel Corporation. From 1997 until 2005, Mr. Lindahl served in various positions, including as Treasurer and in planning and analysis roles, at Nextel Communications, Inc. Prior to joining Nextel Communications, from 1995 until 1997, Mr. Lindahl held the position of Vice President, Finance, at Pocket Communications, Inc. Before 1995, Mr. Lindahl held various positions at MCI Communications, Deloitte & Touche, and

Casher Associates. Mr. Lindahl holds a B.A. in computer science from Dartmouth College and an M.B.A. from the University of Virginia.

Melody L. Jones has been our Chief Human Resources Officer since joining the Company in December 2005. From 2002 to December 2005, Ms. Jones served as Vice President and Global Director of Human Resources at T. Rowe Price, an investment management firm. From 1997 to 2002, Ms. Jones held various positions of increasing responsibility at Aon Corporation, including as Aon’s Chief Human Resources Officer. Prior to that, Ms. Jones held management positions at Organizational Dynamics, Inc., The Hawthorne Group, and Citigroup Mortgage, Inc. Ms. Jones received a B.A. and M.F.A. from Southern Illinois University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and stockholders who own more than 10% of the Company’s stock, to file forms with the SEC to report their ownership of the Company’s stock and any changes in ownership. The Company assists its directors and executives by identifying reportable transactions of which it is aware and preparing and filing the forms on their behalf. All persons required to file forms with the SEC must also send copies of the forms to the Company. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filings in 2009 were filed on a timely basis.

Compensation Discussion and Analysis

Overview

This section provides information regarding the compensation and benefit programs for our Chief Executive Officer (“CEO”), the two individuals who held the position of Chief Financial Officer during 2009, one other executive officer who served throughout 2009, and one executive officer whose employment terminated in March 2009. Together, these individuals comprise the Company’s “named executive officers” (“NEOs”). We have included a discussion and analysis of information regarding, among other things, our compensation philosophy, the overall objectives of our compensation program, and each element of compensation.

Compensation Philosophy

Our compensation philosophy is designed to support our key objective of creating value for our stockholders by increasing both revenue and profit over the long term. The Compensation Committee of our Board (the “Committee”), comprised of independent directors, is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our NEOs. The Committee acts pursuant to a charter that has been approved by our Board.

The Committee has worked with our CEO and Chief Human Resources Officer (“CHRO”) to design compensation programs that encourage high performance, promote accountability, and ensure that executive interests are aligned with the interests of our stockholders.

The primary objectives of our executive compensation programs are to:

•	Create shareholder value by aligning executive compensation to long-term Company performance;

•	Attract, retain, and motivate highly-qualified executives by offering market-competitive total compensation packages; and

•	Balance the focus on short- vs. longer-term performance objectives through an appropriate mix of annual incentive (cash bonus) and longer-term (equity participation) compensation.

Guiding Principles

The design of our specific programs is based upon the following guiding principles:

Performance

We believe that the best way to accomplish alignment of compensation plans with the interests of the executives who participate in them is to link compensation directly to both individual and Company performance. Equity-based compensation has regularly represented a significant portion of total compensation. Additionally, our annual bonus plan rewards the achievement of specific financial and strategic objectives that are tied to individual and Company performance and are critical to our ongoing success.

In February 2009, at the direction of the Compensation Committee, Watson Wyatt prepared a pay-for-performance analysis in which it compared the Company’s NEOs’ compensation in the 2005 to 2007 period to a comparator group of companies established in 2008, which is discussed below in “Competitiveness and Comparator Group.” Based upon four operational measures (earnings per share growth, free cash flow growth, return on invested capital, and operating income after depreciation growth) and on total shareholder return, Watson Wyatt concluded that the Company’s overall performance was at the 30th percentile of the peer group (with the operational measures in total and the shareholder return each weighted 50%). The Company’s operational performance was at the 45th percentile of the peer group, while its total shareholder return over this period was at the 15th percentile of the peer group. Despite the Company’s operating performance in the middle of the peer group, the NEOs’ level of realizable compensation compared to the compensation opportunity was the lowest of all seventeen companies in the peer group. We believe that this result demonstrates the Company’s commitment to align the compensation program for our executives with the interests of our stockholders. However, we also recognize the importance of retaining superior talent to achieve our objectives. As a result, we continued to enhance our annual bonus plan for the 2009 performance year; these changes are discussed below in “Elements of Total Compensation — Annual Cash Bonus (Non-Equity Incentive Compensation)” and in our long-term incentive awards, which are discussed below in “Elements of Total Compensation — Share-Based Compensation.”

In February 2010, at the direction of the Compensation Committee, Watson Wyatt updated its pay-for-performance analysis by examining the Company’s pay and performance in the period from 2006 to 2008 against its comparator group. Similar to its findings in February 2009, Watson Wyatt determined that, based upon the same four operational measures noted above and on total shareholder return, the Company performed at the 23rd percentile of the peer group (with the operational measures in total and the shareholder return each weighted 50%). The Company’s operating performance was at the 44th percentile of the peer group, while its total shareholder return was at the 6th percentile of the peer group. For the period from 2006 to 2008, the NEOs’ level of realizable compensation compared to the compensation opportunity was at the 6th percentile of the peer group. This updated analysis continues to demonstrate alignment between the Company’s performance and executive compensation.

Competitiveness and Comparator Group

In 2008, the Committee, in conjunction with Watson Wyatt and the CHRO, identified a peer group of companies in the consulting, professional services, and information services industries whose business characteristics are closely aligned to those of the Company and with whom the Company competes for talent. These companies have revenue between 50% and 300% of the Company’s revenue. The peer group consists of the Advisory Board Company, FactSet Research Systems Inc., First Advantage Corp., Forrester Research Inc., FTI Consulting Inc., Gartner Inc., Heidrick & Struggles International Inc., Huron Consulting Group Inc., ICF International Inc., IHS Inc., Interactive Data Corp., Inventiv Health Inc., LECG Corporation, Maximus Inc., Morningstar Inc., Navigant Consulting Inc., and Watson Wyatt Worldwide Inc. The Committee confirmed that these companies constituted the appropriate peer group for comparison purposes for the 2009 performance year.

In February 2009, at the direction of the Compensation Committee, Watson Wyatt examined base salary, total cash compensation, and total direct compensation, which includes equity-based components of compensation. These market assessments confirmed that, in the aggregate, the Company’s total direct compensation opportunity for its NEOs is generally competitive with the 50th percentile of the peer group. Although the Committee does not use benchmarking data to target a specific pay-out for any element of compensation or for overall compensation, market data is used by the Committee to confirm that the Company’s compensation program is competitive with its peers in order to attract superior talent.

Cost

Compensation and benefit programs are designed to be cost-effective while still ensuring that the interests of our employees are maintained. While paying competitive cash and stock-based compensation, we do not offer expensive post-employment programs and provide few perquisites or other personal benefits.

The Annual Compensation Process

In conducting its annual compensation review in February 2010, the Committee considered quantitative and qualitative performance results; the Company’s overall need to attract, retain, and motivate its executive team; and

the total cost of compensation programs. The Committee reviews performance results presented by management in determining annual bonus awards for the prior year, as well as in establishing the appropriate aggregate and individual compensation levels for the current year.

In 2009, the Committee worked with management in the compensation review process as follows:

•	Develop performance measures: Our CEO and CHRO identified appropriate performance measures and recommended performance objectives that were used to determine annual and long-term awards.

•	Compile benchmark data: With the approval of the Committee, we engaged Watson Wyatt to prepare benchmarking and competitive data with respect to 2009 compensation. The Committee used this information in connection with establishing NEO compensation plans and parameters at its February 2009 meeting.

•	Develop compensation recommendations: Based upon Company and individual performance data, the CEO and CHRO prepared specific compensation recommendations for the NEOs (other than the CEO and CHRO) regarding base salary, annual incentive bonus, and equity grants, and presented these recommendations to the Committee. The CEO prepared recommendations for the CHRO. The Committee reviewed these recommendations against Company and individual performance, and made modifications as deemed appropriate. For CEO compensation, the Committee met in closed session to determine recommendations for base salary, annual incentive bonus, and equity award grant. These recommendations were developed with no input from the CEO, and took into account overall Company performance, personal performance against objectives, Board and staff member feedback, and compensation benchmarking data provided by external sources. Committee recommendations were then reviewed and approved by all independent directors of the Board, in closed session without the CEO present.

Elements of Total Compensation

The compensation package for our NEOs in 2009 consisted primarily of four components: base salary, a potential cash bonus under our annual bonus plan, equity participation in the form of RSUs, and other benefits. Each component is designed to achieve a specific purpose and to contribute to a total compensation package that is competitive, performance-based, and valued by our executives.

Base Salary

Base salaries are designed to attract and retain highly-qualified executives, as well as to reward them based upon their performance at levels competitive with peer companies. The CEO recommends NEO salary levels (other than for himself) to the Committee for approval based upon responsibility and individual performance, market salary data, and internal equity considerations. The Committee makes CEO salary recommendations to the independent members of the Board for approval based upon Company and individual performance and market salary data.

When determining base salary increases or decreases, the Committee or the independent members of the Board (in the case of the CEO) consider these recommendations and its own evaluation of overall Company performance, the individual’s scope of responsibility, relevant career experience, past and future contributions to the Company’s success, and competitive compensation data for peer group companies provided by Watson Wyatt. The Committee does not use a scientific formula or methodology to determine increases and decreases, and no one factor is weighted more heavily than another. Although the Committee does not have a specific benchmark, the goal of the CEO and Committee is to ensure that total compensation packages (including base salaries of the NEOs) generally remain competitive with at least the 50th percentile when compared to peer group companies. The Watson Wyatt analysis prepared in February 2009 showed that base pay for the NEOs overall was generally in the range of the 50th to 75th percentile of the peer group, based upon proxy data. Because this assessment demonstrated that the base salaries offered by the Company were competitive, the Committee determined that NEOs would not receive a base salary increase in 2009.

Annual Cash Bonus (Non-Equity Incentive Compensation)

The Committee reviews and approves annual performance goals for the CEO, CFO, and CHRO. Annual Company-level performance goals serve both to motivate executives, as well as to increase shareholder returns, by focusing executive performance on the attainment of those goals identified as having a positive impact on our short- and long-term business results.

In 2009, the Committee established an annual bonus plan for NEOs based upon pre-determined financial, operational, and human capital objectives for the Company overall and for the executive’s area of responsibility. Each executive had an assortment of objectives that were established at the beginning of the year and reviewed with the executive.

“Financial objectives” are defined as those that are related to financial outcomes, and include both overall firm financial outcomes (in the case of the CEO and CFO) as well as individual financial outcomes in specific areas of responsibility (in the case of the CHRO). Representative objectives in the financial category include: revenue; Contract Value (the aggregate annualized revenues attributed to all member agreements in effect at a given date without regard to the remaining duration of any such agreement); non-GAAP diluted earnings per share (“EPS”) (net income per diluted share excluding the after-tax per share effects of impairment loss, costs associated with exit activities, restructuring costs, and gain on acquisition); effective budget forecasting and planning processes; and cost reduction efforts.

“Operational objectives” are defined as those that are related to core operational processes of the Company, and include both current business processes as well as strategic acquisition and integration objectives. Representative objectives in the operational category include: increase in customer loyalty; specific new business development, strategic initiative, and restructuring objectives; and successful implementation of certain technology platforms.

“Human capital objectives” are defined as those that are related to the effective management of the talent base of the Company. Representative objectives in the category of human capital objectives include: succession planning for certain key management positions, recruiting and retention goals, and preparing certain key employees for leadership positions in specific business lines.

The Committee assesses how each NEO has performed, relative to the NEO’s individual performance goals, to determine the amount of his/her incentive pay-out. The performance assessment of each NEO includes a qualitative and quantitative review. For 2009, the Committee designed the annual bonus plan for NEOs to provide competitive incentive compensation at a target incentive payout percentage of 110% of base salary for the CEO and of 75% of base salary for the other NEOs. Although all of our NEOs have substantial compensation at risk based upon performance, the CEO’s at-risk pay is the highest based upon the Board’s view that the CEO’s responsibilities and decisions have the greatest impact upon Company performance and, as a result, shareholder value.

In 2009, the Committee continued the enhancement of the Company’s annual bonus program for executives and other staff. For 2009, the principal operational adjustment made to the incentive component of executive compensation involved increasing the target bonuses for the NEOs other than the CEO from 50% to 75% as a percentage of base salary. Historically, total cash compensation was a less significant component of overall compensation for our executives (compared to equity). The Committee determined that it was in the best interests of the stockholders, in order to appropriately retain and motivate our leadership group, to shift the mix of total compensation so that a greater proportion of the total is represented by cash (as compared to equity). First, we believe that this shift improves the balance between short-term performance goals (achieved through annual cash bonus awards) and long-term performance goals (achieved through equity-based awards). Second, because the Company’s stock price has declined in recent years, the total compensation actually realized by executives has similarly declined, as highlighted by the Watson Wyatt analysis. As a result, the increase in potential cash compensation provides the executives with a more direct opportunity to achieve total compensation that is competitive with the 50th percentile of the Company’s peer group. As compared to the Company’s stock price, which may be uncertain during particularly challenging economic environments and impacted by events outside of the control of the executives, the annual cash bonus awards are tied to financial, operational, and human capital objectives, many of which can be directly impacted by the performance of the executives.

For the CEO, the Committee makes the recommendation for the annual bonus award to the independent members of the Board for approval. For the NEOs and other executives, the CEO recommends annual bonus awards to the Committee for approval. The following table summarizes the number of specific individual objectives and a breakdown of the percentage contribution to the overall individual bonus used by the Committee to evaluate individual performance for each NEO in 2009:

	Financial	Operational	Human Capital
	Objectives (# and	Objectives (# and	Objectives (# and
	Percentage	Percentage	Percentage
Name	Weighting)	Weighting)	Weighting)

Thomas L. Monahan III	7 and 50%	5 and 25%	3 and 25%
Richard S. Lindahl	4 and 60%	4 and 25%	2 and 15%
Melody L. Jones	3 and 30%	3 and 30%	2 and 40%
Joyce Liu	3 and 60%	3 and 30%	1 and 10%

Based upon each NEO’s salary and the maximum bonus he or she could earn, the aggregate maximum amount of annual bonuses that could be earned by the Company’s NEOs in 2009 was approximately $1.8 million. This compared to a maximum bonus pool for the 2008 NEOs of approximately $2.2 million in 2008. Actual bonus payouts for the NEOs, and particularly the CEO, were impacted by the Company’s overall financial results. Original targets for revenue, non-GAAP diluted EPS, and Contract Value were adjusted downward in the second quarter of 2009 due to challenging economic conditions, which the Committee viewed as outside the executives’ direct control. While the company achieved its revised revenue and non-GAAP diluted EPS targets, it did not achieve the revised year-end Contract Value target, all of which is shown below.

2009 Financial Metrics

Metric	Target	2009 Result

Revenue	$415-$445 million	$442.9 million
Non-GAAP diluted earnings per share	$1.40 - $1.50	$1.68
Year-end Contract Value	$410 million	$393.8 million

In 2008 and 2009, the target and actual bonus awards for the CEO and other NEOs were as follows (in dollars):

	2008	2008	2009	2009
	Target Bonus	Actual Bonus	Target Bonus	Actual Bonus

Thomas L. Monahan III	693,000	315,000	693,000	400,000
Joyce Liu(1)	137,500	137,500	125,000	125,000
Richard Lindahl(1)	—	—	200,000	200,000
Melody L. Jones	225,000	337,500	337,500	405,000

(1)	Ms. Liu’s role as interim CFO concluded in May 2009. Mr. Lindahl became CFO in May 2009. Target bonus amounts for Mr. Lindahl and Ms. Liu are adjusted to take into account their service as CFO for only a portion of 2009.

Each NEO’s actual 2009 bonus represented the following percentage of base salary: Mr. Monahan — 64% (target 110%) and Ms. Jones — 90% (target 75%). Each of Ms. Liu and Mr. Lindahl received their target bonus amounts, adjusted for their time in role as interim CFO and CFO, respectively, in 2009.

Although the revenue and EPS components of Mr. Monahan’s Financial objectives were achieved, the Company missed its revised Contract Value target. On Operational and Human Capital objectives, Mr. Monahan achieved above-target performance. Specifically, this over-performance was related to the institution of the integrated Account Management member management approach, focusing of resources on key product lines, upgrades to the member experience, implementation of substantial changes to the Company’s senior management team, and aggressive cost management. Taken together, performance on these objectives resulted in a bonus pay-out of 58% of target bonus.

Ms. Jones achieved over-performance in the Human Capital and Operational components of her objectives. Specifically, this over-performance was related to the design and implementation of the Company’s rightsizing initiatives; implementation of the personnel-related components of the Account Management go-to-market redesign; and the hiring, retention, and training of key revenue and advisory positions for the firm. Performance on these objectives resulted in a bonus payout of 120% of target bonus.

Each of Mr. Lindahl and Ms. Liu met their respective overall objectives and, as a result, received at-target bonus pay-outs for their roles as CFO and interim CFO, respectively. In addition, Mr. Lindahl received a signing bonus of $50,000 in connection with assuming his position as Chief Financial Officer.

Equity Participation

Our equity participation programs are designed to align executives’ financial interests with increasing shareholder value. Each equity program creates a direct linkage between executive wealth creation and shareholder gains. We do not currently have a formal policy regarding equity or other security ownership requirements for officers.

Share-Based Compensation

The use of share-based compensation has been a significant component of our overall compensation philosophy and is one that we plan to continue. Our philosophy is built on the principles that equity compensation should seek to align employees’ actions with shareholder interests; attract, retain, and motivate highly qualified executives; and balance the focus on short- and longer-term performance objectives. We believe that we have been successful in achieving this alignment through the use of share-based compensation which, in 2008, included the use of SARs and RSUs; and, in 2009, included only RSUs.

A RSU is a promise to deliver a share of common stock at a specific time in the future, subject to vesting requirements. The fair value of a RSU is determined by multiplying the number of RSUs by the price of our stock on the grant date (reduced by the present value of dividends expected to be paid over the vesting period). As the price of our stock fluctuates, so does the fair value of the RSU; this allows for employee and stockholder alignment with both increases and decreases in our stock price. RSUs also provide for more stable value than SARs; RSUs provide value to employees with both increases and decreases in our stock price.

The size (and, prior to 2009, the relative mix between SARs and RSUs) of an annual share-based compensation award granted to an employee has been determined by his/her respective position and underlying responsibilities, recognizing the different levels of contribution to the achievement of performance goals.

The Company does not use a formula that ties the amount of equity awards to be granted to each NEO to the achievement of specific in-year performance goals. Rather, the Committee reviews an assortment of factors in determining the appropriate level of equity awards to be granted to NEOs, including comparative market data, individual contributions over time, the need to retain that individual, and an assessment of the individual’s relative equity position. The Committee utilizes the Watson Wyatt comparator group study in order to understand the total compensation, including equity compensation, earned by comparable executives in the Company’s peer group. The Committee’s goal is to generally maintain total compensation (including base, bonus, and long-term incentives) for its NEOs competitive with the 50th percentile when compared to peer group companies. The Watson Wyatt analysis prepared in February 2009 indicated that the 2009 equity grants awarded by the Committee would maintain an overall total compensation opportunity level that was generally competitive with the 50th percentile for the NEOs when compared with its peer group. Keeping the comparative market data in mind, the Committee reviewed and considered all of these factors for each NEO and, based upon its experience and this review, approved the specific levels of equity awards for each NEO described in the “Grants of Plan-Based Awards in 2009” table. The Watson Wyatt analysis prepared in February 2010 demonstrated that the total compensation opportunity for the NEOs in 2009, including equity awards, was generally competitive with the 50th percentile of the peer group.

Our equity-based awards generally vest 25% per year beginning one year (RSUs are 13 months) from the date of grant. With vesting over four years, a RSU provides the holder with a valuable award that may only be retained by the executive so long as the executive’s employment with the Company continues. In the event of a change in control of the Company, the RSU award agreements only accelerate vesting upon a so-called “double trigger”. This means that accelerated vesting only occurs if the NEO’s employment terminates other than for cause or voluntary resignation within one year after a change in control.

In 2009, the Committee made the decision to grant only RSUs to the NEOs. As of the date of this decision, the strike price of all of the outstanding SARs held by the NEOs was in excess of the fair value of our common stock. Equity ownership has been a core principle in our compensation program. The Committee believed that, in light of the current stock market volatility, the most effective way to promote equity ownership by the executives, reward them for solid operating performance, and retain them during a tumultuous economic period was to award only RSUs as the vehicle for 2009 equity-based compensation.

The overall funding levels are ultimately subject to the judgment and approval of the Committee to ensure appropriate alignment with the interests of our stockholders. As a general rule, the Committee believes it is important to ensure that overall annual burn rate from equity grants averages approximately 3% annually. From this available pool, equity awards have been granted each year based upon the competitive long-term incentive value for each executive’s position. Individual contribution to longer-term Company objectives, as well as potential to contribute further over time, is considered when determining eligibility to participate in annual grants and the amount awarded. The CEO recommends award grants for the NEOs, other executives, and senior managers to the Committee, which has final approval authority for these recommendations.

Additionally, when determining individual compensation actions for the CEO and other NEOs, the Committee considers the total compensation to be delivered to individual executives, and as such may exercise discretion in determining the portion allocated to annual versus long-term incentives. We believe that this “total compensation” approach provides the ability to balance compensation decisions between the short- and longer-term needs of the business. It also allows for the flexibility required to recognize differences in performance by providing differentiated compensation.

Annual Grants of Equity-Based Awards

Equity-based awards are granted on the last Wednesday of March each year, following the regularly-scheduled Committee meeting in February. Grants are determined during the same meeting at which the Committee determines all elements of the NEOs’ compensation for the year. This meeting date follows the issuance of the release reporting our earnings for the previous fiscal year. The Committee believes that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan, or practice to time annual grants to our executives in coordination with the release of material non-public information.

Approval of grants for any newly-hired or promoted executives during the course of the year occurs through a committee of management appointed by the Committee. For newly-hired or newly-promoted employees, grants are awarded on the 10th day, or first business day thereafter, of the month following the employment start or promotion date unless the employment start or promotion date occurs on the first business day of a given month, then the grant shall be awarded on the 10th day, or first business day thereafter, of the current month. All grants to NEOs are made by the Committee itself and not pursuant to delegated authority.

All equity-based awards made to our NEOs, or to any of our other employees or directors, are made pursuant to our 2004 Stock Incentive Plan. All awards under our equity compensation plans are granted with an exercise price equal to the fair market value of our common stock on the date of the grant. Fair market value is determined to be the closing market price of a share of our common stock on the date of grant. We do not have any program, plan, or practice of awarding options and setting the exercise price based upon the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of grants by using average prices or lowest prices of our common stock in a method preceding, surrounding, or following the grant date.

Allocation between annual cash compensation and long-term non-cash compensation

We believe that both cash compensation and non-cash compensation are appropriate mechanisms for driving executive performance in support of stockholder value. Cash compensation rewards annual (short-term) performance, while non-cash compensation is generally used to reinforce sustained performance over a longer period of time. The allocation between annual cash compensation and long-term equity compensation is based primarily on an evaluation of an executive’s overall role and contributions to the Company, taking into account competitive concerns regarding attracting and retaining superior talent, as opposed to a targeted allocation between annual and long-term compensation. We also consider certain internal factors that may cause it to target a particular element of an executive’s compensation for unique treatment. These internal factors may include the executive’s operating responsibilities, management level, and unique contribution for the time period in question. We have attempted to build compelling three-and five-year wealth creation runs for all levels of the executive ranks, to ensure that the most leveraged talent in our model, including members of senior management and those with other specialized skills, are paid accordingly.

Additionally, as discussed in the “Annual Cash Bonus (Non-Equity Incentive Compensation)” section, the Committee has over the last two years shifted the total compensation mix towards a higher proportion of total cash, in order to ensure that the Company’s executive compensation program remains aligned with the structure of executive compensation plans for the peer-group companies.

While there is no specific targeted mix between annual and long-term compensation by individual executive position, we vary annual and long-term compensation mix by level. In general, as base salary levels increase, more weight is placed on long-term compensation. In 2009, the allocation breakdown for the NEOs is as follows (based upon the valuation methodology used and described in the Summary Compensation Table):

The CEO received 70% of total compensation (per the Summary Compensation Table) in the form of cash compensation and the remaining 30% in non-cash compensation. All other NEOs received 62% to 78% of total compensation in the form of cash compensation and the remaining 22% to 38% in non-cash compensation.

Other Benefits

The NEOs participate in the same Company-wide benefit plans designed for all of our full time U.S. employees. Additionally, we provide a limited number of Company-sponsored insurance, retirement, and other benefit plans to executives. We believe that it is more cost-effective to pay our executives a highly competitive salary, bonus, and long-term incentive than to maintain expensive retirement programs. We do not maintain a defined benefit plan.

Executive Perquisites and Other Compensation

Perquisites and other personal benefits do not comprise a significant aspect of our executive compensation program. Historically, we have kept the number and value of executive perquisites to a minimum. The perquisites that are provided to our NEOs are limited to 401(k) match, reimbursement of parking expenses, and supplemental life insurance.

The NEOs are eligible to participate in our Company-wide personal medical, dental, life, disability insurance plans, and other broad-based benefit plans. Under certain broad-based benefit plans, participants, including a NEO, may purchase higher levels of coverage.

We believe that providing these limited perquisites is appropriate. The Committee reviews the perquisites provided to its NEOs on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing a compensation program for NEOs that maximizes the interests of our stockholders.

Insurance Plans

The core insurance package includes health, dental, disability, and basic group life insurance coverage generally available to all employees.

Retirement Plans

We provide retirement benefits to executives through a 401(k) plan, which gives employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) plan on the same basis as all other employees. In recognition of the 401(k) as a central element of our employees’ retirement planning process, we provide a discretionary contribution of 50% of an employee’s contribution up to a maximum of 6% of base salary.

Additionally, we provide an executive retiree medical benefit that allows executives to continue medical coverage upon retirement by assuming 100% of the premium costs associated with that coverage.

Deferred Compensation Plan

We provide a deferred compensation plan (the “Plan”) for certain employees and members of the Board to provide an opportunity to defer compensation on a pre-tax basis.

Employees and directors who elect to participate in the Plan may defer up to 100% of annual base salary; up to 100% of incentive compensation and other compensation, fees, and retainers; and up to 100% of any RSUs awarded. In addition, we will make up any 401(k) match that is not credited to the participant’s 401(k) account due to his or her participation in the Plan. Participants in the Plan specify one or more benchmark fund(s) in which their deferrals will be invested.

We may also make discretionary contributions at any time based upon individual or overall corporate performance, which may be subject to a different vesting schedule than elective deferrals. We did not make any contributions to the Plan in 2009.

Each Plan year’s deferral balance may have a separate distribution schedule determined by the Plan participant. Distributions are taxable as ordinary income when received. Plan participants may elect to receive a Plan year deferral balance at a specified future date while employed (scheduled in-service withdrawal) and/or at termination, as defined in the Plan.

We provide this benefit because the Committee wishes to permit our employees to defer the obligation to pay taxes on certain elements of the compensation that they are entitled to receive. The Plan permits them to do this while also receiving a market-based return on deferred amounts. We believe that provision of this benefit is important as a retention and recruitment tool as many if not all of the companies with which we compete for executive talent provide a similar plan to their senior employees.

Impact of Accounting and Tax Issues on Executive Compensation

In establishing individual executives’ compensation levels, we do not explicitly consider accounting and tax issues. However, we do analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our compensation programs.

Additionally, we have addressed the impact of Section 162(m) of the Internal Revenue Code (the “Code”). The 2004 Stock Incentive Plan has been approved by stockholders; as a result, we believe that certain awards under this plan (options and SARs) are qualified for a performance-based deduction and are not subject to Section 162(m) of the Code. However, the Committee believes that it must maintain flexibility in its approach in order to structure a program that is effective in attracting, motivating, and retaining the Company’s key executives.

Employment Agreement with the CEO

We have entered into an employment agreement with the CEO, which is described in more detail under the heading “Employment Agreements and Potential Termination and Change in Control Payments” in this Proxy Statement. The employment agreement with our CEO sets forth the material terms of his employment relationship and also provides for payments and other benefits if his employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason.”

The Company may terminate Mr. Monahan’s employment without cause at any time, including by non-extension of the term, in which event he will receive an amount equal to 200% of one year’s base salary, the prorated target annual incentive bonus for the year in which termination occurs, all the options and stock appreciation rights granted to him will vest and remain exercisable for a period of ninety days, and all restricted stock units and other equity or deferred compensation will vest. The Company will also provide, for two years following the date of termination, the same welfare benefits that Mr. Monahan received immediately prior to his termination, at the same cost charged to executives. Mr. Monahan receives these same benefits if he voluntarily terminates his employment for good reason.

In the event of a change of control of the Company, Mr. Monahan may voluntarily terminate his employment upon thirty days written notice during the first year following the change of control. Upon such termination, Mr. Monahan will generally receive the same payments and benefits described in the preceding paragraph. Additionally, in the event that any compensation Mr. Monahan receives from the Company become subject to the excise tax on “golden parachute” payments, Mr. Monahan will be entitled to receive a gross-up payment on such amounts and on the gross-up payments themselves in an amount sufficient to put him in the same after-tax position that he would have been in had no excise tax been imposed on the payments.

In return for the post-termination arrangements described above, Mr. Monahan covenants not to compete or solicit our employees for two years. Severance is stopped if the executive violates these covenants during the period. This arrangement with Mr. Monahan is consistent with the agreement that was in place with his predecessor and, at 200% of base salary, the Company believes this arrangement is well within market practice for CEOs at comparable companies.

Change in Control and Severance Agreements

We have entered into change in control agreements with our CHRO, our CFO, and our former interim CFO. In the event of a change in control of the Company, these agreements only provide benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when the executive is involuntarily terminated by the Company without cause or the executive terminates employment for “good reason” within 24 months after the date of the change in control. The severance benefits consist of 12 months of base pay plus a pro rata target bonus for the year of termination, payable over 12 months, and 12 months of health continuation coverage at active employee rates.

In January 2010, the Company approved a severance program for its Corporate Leadership Team for which all members of the Corporate Leadership Team other than our CEO may be eligible. Our CHRO is eligible, and our CFO will become eligible in May 2010. This program provides the same benefits to executives that are described in the preceding paragraph if the executive is terminated without cause.

The Committee believes that these change in control and severance arrangements are well within market practice for similarly situated executives and are an important part of the overall compensation program designed to retain our executives.

Severance Agreement with General Manager

In connection with Glenn Tobin’s resignation on March 31, 2009, the Company agreed to pay Mr. Tobin salary continuation for twelve months. In return for this benefit, he entered into a one-year non-competition agreement with the Company.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based upon the review and discussions, the Compensation Committee recommended to the Company’s Board that the CD&A be included in the Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

COMPENSATION COMMITTEE MEMBERS

Daniel O. Leemon, Chair
Stephen M. Carter
David W. Kenny

Compensation and Risk

We believe that our compensation programs appropriately reward prudent business judgment and risk-taking over the long term. The Compensation Committee provides oversight with respect to any risks that may be created by our compensation programs. Management has evaluated the risks that are created by our compensation programs for all employees, including non-executive officers, and the Compensation Committee has reviewed this evaluation. Based on our review, we have concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation

Summary Compensation Table for 2009, 2008, and 2007

The following table summarizes the compensation earned by or awarded to our Principal Executive Officer (“PEO”), Principal Financial Officers (“PFO”), and our other executive officers (the “NEOs”):

						Non-Equity
					Option	Incentive Plan	All Other
		Salary(1)	Bonus	Stock Awards(2)	Awards(2)	Compensation	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Thomas L. Monahan III,	2009	630,000	—	450,000	—	400,000	13,422	1,493,422
Chief Executive Officer (PEO)	2008	622,500	—	525,981	416,300	315,000	7,050	1,886,831
	2007	595,932	—	1,039,025	1,070,075	150,000	8,043	2,863,075
Richard S. Lindahl,	2009	265,625	50,000	300,000	—	200,000	10,927	826,552
Chief Financial Officer (PFO)(4)
Joyce Liu,	2009	251,667	—	100,000	—	125,000	6,111	482,778
Former Interim Chief Financial Officer (PFO)(5)	2008	237,917	—	94,500	36,200	137,500	4,901	511,018
Melody L. Jones,	2009	450,000	—	300,000	—	405,000	14,034	1,169,034
Chief Human Resources Officer	2008	445,000	—	182,950	144,800	337,500	7,100	1,117,350
	2007	429,363	—	361,400	372,200	100,000	8,209	1,271,172
Glenn P. Tobin,	2009	118,750	—	—	—	—	359,669	478,419
General Manager(6)	2008	475,000	—	114,344	90,500	120,000	7,200	807,044
	2007	471,437	—	451,750	465,250	45,000	7,019	1,440,456

(1)	Amounts reflect the dollar amount of base salary paid in the year, before deferrals and including salary increases effective during the year.

(2)	Amounts reflect the aggregate grant date fair value. These are not amounts paid to or realized by the NEO. Assumptions used in the calculation of these amounts are included in Notes 2 and 13 to our audited consolidated financial statements included in our 2009 Form 10-K. Amounts for 2008 and 2007 have been restated to reflect the aggregate grant date fair value in accordance with new SEC rules.

(3)	Amounts reflect the value of other compensation items, including 401(k) matching contributions and Company payments for supplemental life insurance premiums. Perquisites and other personal benefits for NEOs were less than $10,000. Mr. Tobin’s 2009 “all other compensation” includes $356,250 paid under a severance agreement in connection with his resignation in March 2009. The remaining $118,750 will be paid in 2010.

(4)	Mr. Lindahl began employment with the Company as the CFO in May 2009 and received a $50,000 signing bonus.

(5)	Ms. Liu served as our interim CFO from September 2008 until May 2009, when she resumed the position she previously held as Managing Director, Financial Planning and Analysis.

(6)	Mr. Tobin was a NEO until his departure from the Company in March 2009.

Employment Agreements.  Certain of the elements of compensation set forth in the Summary Compensation Table above and in the Grants of Plan-Based Awards table below reflect the terms of employment agreements between the Company and the CEO.

Thomas L. Monahan III.  The Company is party to an employment agreement with Mr. Monahan effective January 1, 2006, pursuant to which Mr. Monahan serves as our CEO. Under the employment agreement, Mr. Monahan is entitled to an annual salary of at least $550,000, which may be increased from time to time. The employment agreement provides that Mr. Monahan’s target annual bonus each year will be at least 110% of his base salary. Mr. Monahan is also entitled to participate in all benefit plans generally made available to similarly situated executive employees of the Company and such equity-based compensation that may be granted by the Board and/or the Compensation Committee from time to time.

Grants of Plan-Based Awards in 2009

The following table sets forth information regarding possible payments of non-equity incentive plan compensation and grants of RSUs to the NEOs in 2009.

						All Other
					All Other	Option		Grant Date
			Estimated Future		Stock	Awards:		Fair Value
			Payouts Under		Awards:	Number of	Exercise or	of Stock and
		Board/	Non-Equity Incentive		Number of	Securities	Base Price	Option
		Committee	Plan Awards(2)		Shares of	Underlying	of Option	Awards
	Grant	Action	Target	Maximum	Stock or	Options	Awards	($)
Name	Date(1)	Date	($)	($)	Units (#)(3)	(#)	($/Sh)	(4)

Thomas L. Monahan III
Cash bonus			693,000	945,000	—	—	—	—
RSU grant	3/25/2009	3/4/2009	—	—	43,062	—	—	450,000
Richard S. Lindahl
Cash bonus			200,000	425,000	—	—	—	—
RSU grant	6/10/2009	4/27/2009	—	—	14,711	—	—	300,000
Joyce Liu
Cash bonus			125,000	183,000	—	—	—	—
RSU grant	3/25/2009	2/20/2009	—	—	9,569	—	—	100,000
Melody L. Jones
Cash bonus			337,500	450,000	—	—	—	—
RSU grant	3/25/2009	2/20/2009	—	—	28,708	—	—	300,000
Glenn P. Tobin
Cash bonus	—	—	356,250	475,000	—	—	—	—

(1)	Grant date was determined in accordance with the Company’s policy for the timing of granting equity awards.

(2)	Amounts set forth in these columns represent the annual cash incentive compensation amounts that potentially could have been earned in 2009 for each of the NEOs, including for Mr. Tobin if he had been employed with the Company for the entire year, based upon the achievement of performance goals as previously described in “Annual Cash Bonus (Non-Equity Incentive Compensation).” With the exception of Mr. Tobin, the amounts of annual cash incentive compensation earned in 2009 by our NEOs have been determined and were paid on March 31, 2010. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the 2009 Summary Compensation Table. Mr. Tobin’s employment with the Company concluded in March 2009, and he was not paid an annual bonus for 2009.

(3)	Stock awards consist of RSUs that vest over 4 years: 25% after 13 months from the grant date, 25% 11 months later, 25% 12 months later, and 25% 12 months later. The Company does not pay dividend equivalents on unvested RSUs.

(4)	Amounts reflect the aggregate grant date fair value. These are not amounts paid to or realized by the NEO. Assumptions used in the calculation of these amounts are included in Notes 2 and 13 to our audited consolidated financial statements included in our 2009 Form 10-K.

Outstanding Equity Awards at December 31, 2009

The following table sets forth information regarding the number of shares of unexercised stock options and SARs and the number of shares and the value of unvested RSUs held by the NEOs at December 31, 2009.

		Option Awards					Stock Awards
		Number of	Number of						Market Value
		Securities	Securities				Number of		of Shares
		Underlying	Underlying				Shares or Units		or Units of
		Unexercised	Unexercised		Option		of Stock		Stock That
		Options	Options		Exercise	Option	That Have		Have Not
		(#)	(#)		Price	Expiration	Not Vested		Vested(1)
Name	Grant Year	Exercisable	Unexercisable		($)	Date	(#)		($)

Thomas L. Monahan III	2009						43,062	(2)	982,675
	2008	14,375	43,125	(3)	40.78	3/5/2015	10,781	(3)	246,022
	2007	28,750	28,750	(4)	76.00	3/7/2014	7,187	(4)	164,007
	2006	43,125	14,375	(5)	97.56	3/14/2013	3,593	(5)	81,992
	2005	150,000	—		64.88	3/11/2012
	2004	65,000	—		45.10	3/16/2011
	2003	50,000	—		32.30	3/11/2013
Richard S. Lindahl	2009						14,711	(6)	335,705
Joyce Liu	2009						9,569	(2)	218,365
	2008	1,250	3,750	(3)	40.78	3/5/2015	2,250	(7)	51,345
	2007	1,250	1,250	(8)	66.60	11/12/2014
Melody L. Jones	2009						28,708	(2)	655,117
	2008	5,000	15,000	(3)	40.78	3/5/2015	3,750	(3)	85,575
	2007	10,000	10,000	(4)	76.00	3/7/2014	2,500	(4)	57,050
	2006	7,500	2,500	(5)	97.56	3/14/2013	625	(5)	14,263
	2005	35,000	—		89.70	12/30/2012
Glenn P. Tobin(9)		—	—		—	—	—		—

(1)	Based on the closing market price of $22.82 on December 31, 2009.

(2)	RSUs vest in equal increments on April 25, 2010; and March 25, 2011, 2012, and 2013.

(3)	Unexercisable SARs and RSUs vest in equal increments on March 5, 2010, 2011, and 2012.

(4)	Unexercisable SARs and RSUs vest in equal increments on March 7, 2010 and 2011.

(5)	Unexercisable SARs and RSUs vest on March 14, 2010.

(6)	RSUs vest in equal increments on July 10, 2010; and June 10, 2011, 2012, and 2013.

(7)	RSUs vest in equal increments on September 10, 2010, 2011, and 2012.

(8)	Unexercisable SARs vest in equal increments on November 12, 2010 and 2011.

(9)	A total of 163,750 option awards with exercise prices between $40.78 and $97.56, and 7,499 RSUs were forfeited by Mr. Tobin effective June 29, 2009, 90 days after his departure from the Company.

Option Exercises and Stock Vested in 2009

The following table sets forth information regarding the number and value of stock options exercised and stock awards vested for each NEO in 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise(1)	on Vesting(2)	on Vesting(3)
Name	(#)	($)	(#)	($)

Thomas L. Monahan III(4)	—	—	10,782	155,656
Richard S. Lindahl	—	—	—	—
Joyce Liu	—	—	750	19,245
Melody L. Jones	—	—	3,125	46,044
Glenn P. Tobin(4)	—	—	2,813	36,397

(1)	Value realized is determined based upon the number of shares exercised multiplied by the difference between the strike price of the award(s) and the market price on the date of exercise.

(2)	Number of shares acquired includes amounts surrendered by the executive to us for payment of income tax withholding associated with the vesting.

(3)	Value realized represents the closing value of the underlying stock on the vesting date.

(4)	The following individuals elected to defer the recognition of income upon vesting of certain RSUs by contributing such awards to the Company’s Deferred Compensation Plan: Mr. Monahan (10,782 RSUs, Value $155,656), and Mr. Tobin (1,563 RSUs, Value $20,210).

Nonqualified Deferred Compensation for 2009

Effective July 1, 2005, the Company implemented a Deferred Compensation Plan (the “Plan”) for certain employees and members of the Board to provide an opportunity to defer compensation on a pre-tax basis. The Plan provides for deferred amounts to be credited with investment returns based upon investment options selected by participants from alternatives designated from time to time by the plan administrative committee. To preserve the tax-deferred status of the deferred compensation plan, the Internal Revenue Service requires that the available investment options be “deemed investments,” meaning that the participant has no ownership interest in the fund selected; however, the funds are used to measure the gains and losses attributed to the participant’s account over time. The Plan also allows the Company to make discretionary contributions at any time based on individual or overall Company performance, which may be subject to a different vesting schedule than elective deferrals, and provides that the Company will make up any 401(k) plan match that is not credited to the participant’s 401(k) account due to his or her participation in the Plan. The Company has established a trust to hold assets used by the Company to pay benefits under the Plan. The Company did not make any contributions to the Plan in 2009. Each Plan year’s deferral balance may have a separate distribution schedule determined by the Plan participant. Distributions are taxable as ordinary income when received. Plan participants may elect to receive a Plan year deferral balance at a specified future date while employed (scheduled in-service withdrawal) and/or at termination, as defined in the Plan.

We provide this benefit because the Compensation Committee wishes to permit our employees to defer the obligation to pay taxes on certain elements of the compensation that they are entitled to receive. The Plan permits them to do this while also receiving a market-based return on deferred amounts. We believe that provision of this benefit is important as a retention and recruitment tool as many, if not all of the companies with which we compete for executive talent, provide a similar plan to their senior employees. The following table sets forth information regarding executive contributions, earnings and account balances for NEOs participating in the Plan in 2009.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings	Withdrawals/	Balance
	Last FY(1)	in Last FY	in Last FY(2)	Distributions	at Last FYE(3)
Name	($)	($)	($)	($)	($)

Thomas L. Monahan III	335,387	—	227,786	—	1,102,012
Richard S. Lindahl	—	—	—	—	—
Joyce Liu	—	—	—	—	—
Melody L. Jones	—	—	—	—	—
Glenn P. Tobin(4)	64,651	—	47,673	33,380	264,731

(1)	Amounts reported in this column reflect elective deferrals of salary and RSUs and have been included in the Summary Compensation Table. Dividend payments on vested RSUs are also included in this column, but are not reflected in the Summary Compensation Table.

(2)	Amounts reported in this column reflect appreciation or depreciation in the market value of the underlying stock and other investment holdings. Such amounts have not been reported as compensation in the 2009 Summary Compensation Table as the earnings do not represent preferential or above-market earnings.

(3)	The aggregate amount of executive contributions by Mr. Monahan is $1,335,586 and Mr. Tobin is $411,146.

(4)	Mr. Tobin elected distribution events by plan year and deferral source over annual periods up to 5 years commencing after termination.

Employment Agreements and Potential Termination and Change in Control Payments

The Company has entered into an employment agreement with Mr. Monahan. The Company also sponsors several equity incentive compensation plans that provide the NEOs with additional compensation in connection with a termination of employment and/or change of control under certain circumstances. The information below describes certain compensation that would be paid under plans and contractual arrangements in effect at December 31, 2009 to each of the NEOs in the event of a termination of such executive’s employment with the Company and/or change of control of the Company as of that date.

The amounts shown below reflect the amount of compensation that would become payable to each of the NEOs under existing plans and arrangements if the NEOs employment had terminated and/or a change in control had occurred on December 31, 2009, given the NEOs’ compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options and benefits available generally to salaried employees. In addition to the benefits described below, upon any termination of employment, each of the NEOs would also be entitled to the amount shown in the Nonqualified Deferred Compensation table above.

The table below sets forth information regarding the estimated value of the potential payments to each of the NEOs, assuming the executive’s employment terminated on December 31, 2009, and that a change of control of the Company also occurred on that date.

	Before Change of Control			After Change of Control
				Termination other
		Termination		than for Cause or
		Without	Termination For	Voluntary
Name/Benefit	Death/Disability	Cause	Good Reason	Resignation

Thomas L. Monahan III
Termination payment(1)		$1,260,000	$1,260,000	$1,260,000
Vesting of stock options and SARs(2)	—	—	—	—
Vesting of RSUs(3)(4)	$1,474,696	1,474,696	491,703	1,474,696
Health and welfare benefits	—	9,020	9,020	9,020
Excise tax and gross-up payment(5)	N/A	N/A	N/A	—
Richard S. Lindahl
Termination payment(1)		$425,000		$425,000
Vesting of RSUs(3)(4)		—		335,705
Health and welfare benefits		10,814		10,814
Joyce Liu
Termination payment(1)		$117,500	$117,500	$$235,000
Vesting of stock options and SARs(2)		—		—
Vesting of RSUs(3)(4)		—		269,710
Health and welfare benefits		4,196		8,391
Melody L. Jones
Termination payment(1)		$450,000		$450,000
Vesting of stock options and SARs(2)		—		—
Vesting of RSUs(3)(4)				812,005
Health and welfare benefits		9,875		9,875
Glenn P. Tobin (6)

(1)	Amounts will also include a pro-rated bonus for the calendar year in which the termination occurs pursuant to the terms of the bonus plan, based on the number of days employed by the Company during that year.

(2)	Amounts calculated assuming that the market price per share of the underlying stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2009 ($22.82) and are based upon the difference between $22.82 and the exercise price of the option awards held by the NEO.

(3)	Amounts calculated assuming that the market price per share of the underlying stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2009 ($22.82).

(4)	If, within one year after a change in control of the Company, the participant incurs a termination of employment for any reason other than for cause or voluntary resignation, the RSU shall be deemed to have become fully vested immediately prior to such termination of employment.

(5)	For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2004 through 2008. In addition, Mr. Monahan was assumed to be subject to the maximum federal income and other payroll taxes, aggregating to a net combined effective income tax rate of 43.5%.

(6)	Mr. Tobin’s employment with the Company terminated effective March 31, 2009. In accordance with his severance agreement, he was provided a benefit of $475,000 representing one year of base salary continuation payable in installments according to the Company’s payroll cycle as well as twelve months of health and welfare benefits (at the same cost to him as is charged to active employees).

The actual amounts that would be paid upon a NEO’s termination of employment or in connection with a change in control can be determined only at the time of any such event. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Compensation Committee determines appropriate. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

Thomas L. Monahan III Employment Agreement

The employment agreement with Mr. Monahan provides the following severance benefits in the event Mr. Monahan’s employment is terminated by the Company without “cause” or by Mr. Monahan for “good reason”: (i) a lump sum payment equal to two times Mr. Monahan’s then current annual base salary, (ii) a lump sum payment equal to a pro-rated portion of Mr. Monahan’s target annual bonus for the year of termination, (iii) full vesting acceleration with respect to all stock-based awards and deferred compensation held by him as of the date of termination (provided that such vesting acceleration for RSUs and deferred compensation shall be limited to those awards that would have vested within twelve months following termination if Mr. Monahan resigns for “good reason”) and (iv) continued health, life and disability insurance benefits (at the same cost to him as is charged to active employees) for a period of two years following Mr. Monahan’s termination of employment. In addition, the employment agreement with Mr. Monahan provides that he will be entitled to reimbursement for any excise taxes imposed under Sections 280G and 4999 of the Internal Revenue Code as well as a gross-up payment equal to any income and excise taxes payable as a result of the reimbursement for the excise taxes. The employment agreement with Mr. Monahan also provides the following benefits in the event that Mr. Monahan’s employment is terminated by reason of his death or disability: (i) a lump sum payment equal to a pro-rated portion of Mr. Monahan’s target annual bonus for the year of termination and (ii) full vesting acceleration with respect to all stock-based awards held by the executive as of the date of termination.

For purposes of Mr. Monahan’s employment agreement:

•	the term “cause” means: a material act of fraud, theft or dishonesty against the Company, conviction for any felony, or willful non-performance of material duties not cured within sixty days after notice from the Company,

•	the term “good reason” means: a material reduction in Mr. Monahan’s responsibility and authority, a reduction in base salary or target annual incentive bonus opportunity, a requirement to relocate more than thirty-five miles, termination as CEO or a material breach of the employment agreement by the Company, and any resignation by Mr. Monahan within one year following a “change of control” will be considered a resignation for “good reason” for purposes of the severance provisions in the employment agreement, and

•	the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the Company’s voting securities, any change over a twelve-month period in the composition of a majority of the

Board, not including directors who are nominated or named by incumbent directors, approval by stockholders of a merger with a third party unless the Company’s stockholders hold at least 60% of the voting power of the securities of the resulting company, approval by stockholders of a sale of a majority of the Company’s assets to a third party, or approval by stockholders of a complete liquidation or dissolution of the Company.

A non-competition agreement between the Company and Mr. Monahan provides that Mr. Monahan may not directly or indirectly compete with the Company for a period of three years after his termination of employment if he voluntarily resigns for any reason (including good reason) or is terminated by the Company for cause. In addition, if Mr. Monahan’s employment is terminated by the Company without cause, (i) he has agreed not to directly or indirectly compete with the Company for one year and (ii) the Company may require him not to compete for up to two additional one-year periods if the Company pays him 125% of his annual base salary at the time of termination for each additional one-year period. Mr. Monahan also agreed as part of his non-competition agreement with the Company not to disclose any of the Company’s confidential or proprietary information during the course of his employment or after termination of his employment for any reason and not to solicit the Company’s employees for a period of three years after the termination of his employment with the Company for any reason.

Richard Lindahl Employment Agreement

In May 2009, the Company appointed Richard Lindahl to serve as its CFO. The Company agreed that if Mr. Lindahl was terminated without cause within 12 months of his appointment, the Company will provide him with twelve months of base salary, a pro-rata target bonus for the year, and the continuation of health benefits for 12 months. After the one-year anniversary of his appointment, Mr. Lindahl will be entitled to the equivalent amounts under the Company’s plans and arrangements for NEOs.

Joyce Liu Employment Agreement

In August 2008, the Company appointed Joyce Liu to serve as its interim CFO effective upon the departure of Timothy R. Yost from the Company. The Company agreed that it will not terminate Ms. Liu during the twelve months following her service as interim CFO and that, if she leaves the Company more than six but less than twelve months after a new CFO is named, the Company will provide her six months’ salary as a retention bonus.

Glenn P. Tobin Severance Agreement

In connection with Glenn Tobin’s resignation on March 31, 2009, the Company agreed to pay Mr. Tobin salary continuation for twelve months. In return for this benefit, he entered into a one-year non-competition agreement with the Company.

Stock Option, Stock Appreciation Right, and Restricted Stock Unit Awards

In addition to severance and other benefits described above, each of the NEOs holds outstanding awards granted pursuant to the Company’s stock incentive plans, which awards are subject to the Company’s standard terms and conditions applicable to such awards. These standard terms and conditions each provide for full vesting acceleration in the event that within one year following a “change of control” the award holder’s employment with the Company is terminated for any reason other than “cause” or voluntary resignation.

For purposes of the standard terms and conditions:

•	the term “cause” means: the commission of an act of fraud or theft against the Company, conviction for any felony, conviction for any misdemeanor involving moral turpitude which might, in the Company’s opinion, cause embarrassment to the Company, significant violation of any material Company policy, willful non-performance of material duties that is not cured after notice from the Company, or violation of any material District of Columbia, state or federal laws, rules or regulations in connection with or during performance of his duties which, if curable, is not cured within thirty days after notice from the Company, and

•	the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the Company’s voting securities, any change over a twelve-month period in the composition of a majority of the Board, not including directors who are nominated or named by incumbent directors, approval by stockholders of a merger with a third party unless the Company’s stockholders hold at least 60% of the voting power of the securities of the resulting company, approval by stockholders of a sale of a majority of the Company’s assets to a third party, or approval by stockholders of a complete liquidation or dissolution of the Company.

Other Matters

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders must contain the information specified in our bylaws and must be received at our principal executive offices no later than December 31, 2010 to be eligible for consideration for inclusion in the Proxy Statement relating to that meeting. Such proposals must also comply with SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of the Company’s Secretary, at the Company’s principal executive offices, 1919 North Lynn Street, Arlington, Virginia 22209.

In addition, stockholder proposals submitted for consideration at the 2011 Annual Meeting of Stockholders but not submitted for inclusion in our 2011 proxy statement pursuant to Rule 14a-8 must be submitted to the Company at our principal executive offices and must contain the information specified in our bylaws. To be timely, a stockholder proposal made pursuant to the provisions of our bylaws (other than a proposal made pursuant to Rule 14a-8) must be delivered to the Secretary at the principal executive offices of the Company: (A) in the case of an Annual Meeting of Stockholders, not less than 45 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders, except that if the date of the Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the previous year’s Annual Meeting of Stockholders, then to be timely a stockholder’s notice must be delivered to the Secretary not later than the close of business on the tenth day following the day on which a public announcement with respect to such meeting is first made by the Company. In addition, any such stockholder’s notice must otherwise satisfy the requirements of our bylaws. If a stockholder making such a proposal does not also satisfy the requirements of SEC Rule 14a-4(c), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal. For our 2011 Annual Meeting of Stockholders, unless we advance or delay the 2011 Annual Meeting by more than the number of days specified in the bylaws (in which case the alternative deadlines set forth in the bylaws and summarized above will apply), we must receive stockholder proposals submitted pursuant to the provisions of our bylaws no earlier than March 2, 2011 and no later than April 26, 2011. If a stockholder proposal submitted pursuant to the provisions of our bylaws is received before March 2, 2011 or after April 26, 2011, it will be considered untimely and we will not be required to present it at the 2011 Annual Meeting of Stockholders.

Procedures governing stockholder recommendations of director nominees are discussed separately under “Consideration of Director Nominees.”

Delivery of Documents to Stockholders Sharing an Address

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may deliver only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company by telephone at 571-303-4080 or by submitting a written request to Pamela J. Auerbach, Corporate Secretary, 1919 North Lynn Street, Arlington, VA, 22209. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and Annual Reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Business

Our Board does not currently intend to bring any other business before the Meeting, and is not aware of any other business to be brought before the Meeting. If any other business is properly brought before the Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the Meeting, please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

THE CORPORATE EXECUTIVE BOARD COMPANY
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
June 10, 2010
     The undersigned hereby appoints Thomas L. Monahan III and Pamela J. Auerbach, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of The Corporate Executive Board Company, which will be held at our offices at 1919 North Lynn Street, Arlington, VA, 22209, on June 10, 2010, at 9:00 a.m. local time, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters set forth on the reverse side of this proxy card.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSAL NUMBER 2.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATE EXECUTIVE BOARD COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSAL NUMBER 2. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION AND BY APPLICABLE STATE LAWS (INCLUDING MATTERS THAT THE PROXY HOLDERS DO NOT KNOW, A REASONABLE TIME BEFORE THIS SOLICITATION, ARE TO BE PRESENTED).
(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!
ANNUAL MEETING OF STOCKHOLDERS
THE CORPORATE EXECUTIVE BOARD COMPANY
June 10, 2010
☑       PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

			FOR	WITHHOLD
			All nominees listed	Authority
			(except as indicated	to vote for all
			to the contrary)	nominees listed
1.	Election of Directors		☐	☐
	Nominees:	Thomas L. Monahan III	☐	☐
		Gregor S. Bailar	☐	☐
		Stephen M. Carter	☐	☐
		Gordon J. Coburn	☐	☐
		Nancy J. Karch	☐	☐
		David W. Kenny	☐	☐
		Daniel O. Leemon	☐	☐
(Instructions: To withhold authority to vote for any named nominee(s), strike a line through the nominee’s name in the list above.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Year Ended December 31, 2010.	☐	☐	☐
Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this proxy card in the enclosed return envelope so that your shares may be represented at the meeting.

Signature	Dated: , 2010.

Signature (if held jointly)	Dated: , 2010.

NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy card for a stockholder should give their full title. Please date the proxy card.